UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.                 )

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Air Lease Corporation

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Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

March 18, 2021

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2021 Annual Meeting of Stockholders at 7:30 a.m. Pacific Time, on Wednesday, May 5, 2021. Due to the COVID-19 pandemic, we have determined that the Annual Meeting will be held online in a virtual only meeting format via a live audio webcast at www.cesonlineservices.com/al21_vm. There will not be a physical location for the Annual Meeting. Stockholders may only participate online and must pre-register to attend.

If you plan to attend the virtual meeting, you will need to pre-register at www.cesonlineservices.com/al21_vm by 7:30 am Pacific time on Tuesday, May 4, 2021. To pre-register for the Annual Meeting, please follow the instructions provided under “Other Matters – General Information – How do I pre-register to attend the Annual Meeting?” found in the accompanying Proxy Statement. Once registered, you will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live online webcast by visiting www.cesonlineservices.com/al21_vm.

The expected items of business for the meeting are described in detail in the attached Notice of 2021 Annual Meeting of Stockholders and Proxy Statement.

We look forward to your participation on May 5th.

Sincerely,

Steven F. Udvar-Házy

Executive Chairman of the Board

Notice of 2021 Annual Meeting of Stockholders

Time and Date:	7:30 a.m., Pacific Time, on Wednesday, May 5, 2021

Location:	www.cesonlineservices.com/al21_vm

Agenda:	(1) Elect eight directors, each to serve for a one-year term;

(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021;

(3) Advisory vote to approve named executive officer compensation; and

(4) Act upon such other matters as may properly come before the meeting or any postponement or adjournment.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record as of the close of business on March 9, 2021.

Voting:	Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares. To vote at the Annual Meeting, you must pre-register at www.cesonlineservices.com/al21_vm by 7:30 a.m. Pacific time on Tuesday, May 4, 2021. See additional instructions in section “Other Matters – General Information – How do I vote in the Annual Meeting webcast?” found in the accompanying Proxy Statement.

Annual Report:	Copies of our 2020 Annual Report to Stockholders (the “Annual Report”), including our 2020 Annual Report on Form 10-K, are being made available to stockholders concurrently with the accompanying proxy statement. We anticipate that these materials will first be made available to stockholders on or about March 26, 2021. You may also access our 2020 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission, on the investor section of our website at http://www.airleasecorp.com. The other information on our website does not constitute part of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on May 5, 2021: Our Proxy Statement and Annual Report are available online at http://www.proxyvote.com.

By Order of the Board of Directors,

Carol H. Forsyte

Executive Vice President, General Counsel, Corporate

Secretary and Chief Compliance Officer

Los Angeles, California

March 18, 2021

FORWARD-LOOKING STATEMENTS

Statements in this proxy statement, including the documents that are incorporated by reference, that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of the factors discussed in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, and elsewhere in this proxy statement and the documents that are incorporated by reference in this proxy statement, including the following factors, among others: the extent to which the coronavirus (“COVID-19”) pandemic and related efforts to mitigate its spread ultimately impact our business, results of operation and financial condition; our inability to obtain the significant capital we require to refinance our outstanding indebtedness and to acquire aircraft, or our inability to make our debt payments and obtain incremental capital; increases in our cost of borrowing or changes in interest rates and their impact on us; our ability to generate sufficient returns on our aircraft investments by making acquisitions of, and leases of, aircraft on favorable terms and, ultimately, selling aircraft on favorable terms; the failure to close our aircraft acquisitions, including as a result of any manufacturer failing to meet its contractual aircraft delivery obligations to us, resulting in our inability to deliver the aircraft to our lessees; impaired financial condition and liquidity of our lessees; changes in overall demand for commercial aircraft leasing and aircraft management services; deterioration of economic conditions in the commercial aviation industry generally; our aircraft becoming obsolete or experiencing a decline in customer demand; events outside of our control, such as the threat or realization of epidemic diseases in addition to COVID-19, natural disasters, terrorist attacks and war or armed hostilities between countries or non-state actors and the amount of our insurance coverage, if any, relating thereto; changes in the regulatory environment, including tariffs and other restrictions on trade; our inability to effectively oversee our managed fleet; our inability to effectively deploy the net proceeds from our capital raising activities; other factors affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, including natural disasters, pandemics (such as COVID-19) and measures taken to contain its spread, and governmental actions; and the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020, and other SEC filings, including future SEC filings.

The factors noted above and the risks included in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including as a result of the recent resurgence of the COVID-19 virus in certain parts of the world, including the United States and parts of Europe, and any future resurgences of the virus. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in “Part I – Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, “The coronavirus (COVID-19) pandemic and related efforts to mitigate its spread have had an adverse impact on our results of operation and may continue to have an adverse impact on our business.” All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from our expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout the documents incorporated by reference in this proxy statement. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K before voting. We anticipate that these materials will first be made available to stockholders on or about March 26, 2021.

References throughout this Proxy Statement to “Air Lease Corporation,” “we,” “us,” and “our” refer to Air Lease Corporation and its subsidiaries, unless the context indicates otherwise.

Proposals to be Voted On

Proposal		For More Information	Board Recommendation
Proposal 1: Election of Eight Director Nominees		See pages 14 to 22	✓ FOR Each Director Nominee
Matthew J. Hart Cheryl Gordon Krongard Marshall O. Larsen Susan McCaw	Robert A. Milton John L. Plueger Ian M. Saines Steven F. Udvar-Házy
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm		See page 23	✓ FOR
Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation		See page 24	✓ FOR

2021 Proxy Statement   |  Air Lease Corporation  |  i

2020 Financial and Business Highlights

Despite the impacts of the COVID-19 pandemic on the aviation industry and our business in 2020, Air Lease Corporation had several business highlights throughout the year. For the year ended December 31, 2020, our total assets exceeded $25 billion for the first time, and we generated revenues of $2 billion. We had 332 aircraft in our owned operating lease portfolio and 81 aircraft in our managed aircraft portfolio as of year-end 2020, a 10.1% increase over 2019, primarily driven by the purchase and delivery of 26 aircraft from our new order pipeline and purchase of 15 incremental aircraft in the secondary market. While continuing to grow our fleet, we maintained strong margins and profitability with pre-tax profit margin and pre-tax return on common equity of 32.1% and 11.3%, respectively, for the year ended December 31, 2020. Our lease placements continued to progress well throughout 2020. We ended 2020 with $26.8 billion in committed minimum future rental payments. We have placed approximately 92% of our committed orderbook on long-term leases for aircraft delivering through the end of 2022. We have $13.6 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.2 billion in minimum future rental payments related to aircraft scheduled for delivery between 2021 through 2025. Finally, during the year ended December 31, 2020, we issued $4.5 billion in aggregate principal amount of senior unsecured notes with a weighted average interest rate of 2.93%, ending the year with $7.7 billion in available liquidity.

Highlights for the year ended December 31, 2020 Assets $25.2 billion Revenues $2.0 billion Aircraft 774 owned, managed & on order Order Book Placements 92% through 2022 on long-term lease Committed Minimum Future Rental Payments $26.8 billion Pre-Tax Profit Margin 32.1% Debt to Equity 2.72x Liquidity $7.7 billion

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Impact of COVID-19 Pandemic

The global pandemic resulting from COVID-19 has had an unprecedented impact and disrupted the operations of our lessees, aircraft manufacturers and suppliers. The impact of the COVID-19 pandemic to our business includes, among other things, the following:

•

As of February 22, 2021, most of our lessees have requested some form of accommodation and we have agreed to accommodations with approximately 61% of our lessees. Generally, these accommodations have been in the form of partial lease deferrals for payments due during 2020, typically with a short-term repayment period. The majority of the deferrals are to be repaid within 12 months from the date the deferrals were granted, and in many cases, include lease extensions. As of February 22, 2021, our total deferrals, net of repayments, was $144.3 million. As of February 22, 2021, we have agreed to defer $240.4 million in lease payments, of which $96.1 million or 40% of the total deferrals have been repaid. Our net deferrals only represented approximately 1.9% of our total available liquidity as of December 31, 2020. While the majority of the accommodations are in the form of lease deferrals, we have also entered into some lease restructurings, which typically included lease extensions, resulting in a decrease of approximately $49.2 million in revenue for the year ended December 31, 2020.

•

Our collection rate(1) for the twelve months ended December 31, 2020 was 88%. Because collection was not reasonably assured with certain lessees, we did not recognize rental revenue of approximately $49.4 million for the year ended December 31, 2020. Aircraft on lease with these lessees represented approximately 7.8% of our fleet by net book value as of December 31, 2020. Our Lease Utilization Rate(2) for the year ended December 31, 2020 was 99.7%.

(1) Collection rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The collection rate is calculated after giving effect to lease deferral arrangements made as of December 31, 2020. We define liquidity as unrestricted cash plus the available borrowing capacity under our unsecured committed revolving credit facility.

(2) The Lease Utilization Rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

2021 Proxy Statement   |  Air Lease Corporation  |  iii

Environmental Highlights

Since our inception in 2010, we have been dedicated to growing our business responsibly as we serve our airline customers. Our core strategy is to work with our airline customers to replace their older aircraft with the most modern, fuel-efficient aircraft available.

•

As of December 31, 2020, our owned fleet of 332 aircraft had a weighted average age of 4.1 years, making it 6.9 years younger than the average of the world’s fleet of commercial passenger aircraft, and our order book was comprised of 361 of the most environmentally friendly commercial passenger aircraft available.

•	The aviation industry is committed to reducing its environmental impact and our new aircraft are vital to helping our industry achieve its sustainability goals over time.

•

The new aircraft we have on order from the manufacturers are generally 20% to 30% more fuel-efficient than those they will replace, as shown in the chart below, and have a significantly smaller noise footprint.

•	Our headquarters in Los Angeles are located in a LEED GOLD certified building.

Source: Boeing & Airbus. 2020 Aircraft comparisons: A220-300 compared to A319ceo. A320neo compared to A320ceo. A321neo compared to A321ceo. A330-900neo compared to B767-300ER. A350-900 compared to B777-200ER. A350-1000 compared to B777-300ER. 737 compared to 737NG (no winglet). 787 compared to 767-300ER. 737-8 is 20% lower and 737-9 is 21% lower. 787-9 is 31% lower and 787-10 is 35% lower. A320neo is 20% lower, A321neo is 22% lower. A350-900 and A350-1000 both 25% lower.

iv  |  Air Lease Corporation  |  2021 Proxy Statement

Social Highlights

We are committed to operating with the highest standard for social responsibility. As such, we strive to cultivate an environment where all our employees can succeed; we believe in doing business with companies that uphold our high standards; and we aim to support the communities in which we do business and educational and charitable organizations within the aviation industry.

•

We provide a comprehensive benefits package benchmarked in the 90th percentile of coverage for similarly sized companies. Our benefits package includes various employee assistance programs that provide wellness benefits.

•	We offer competitive compensation and all employees in the U.S., and to the extent practicable employees outside the U.S., are eligible to participate in our long-term stock-based incentive plan.

•	We are building a diverse organization that respects different backgrounds and experiences; 36% of our employees are multicultural and over 50% are female.

•	We have a Code of Business Conduct and Ethics and Supplier Code of Conduct which clearly outlines expectations for our employees and these companies with which we do business.

•

We support and pay for training and education programs that provide continual improvement for our employees, including continuing education, leasing seminars, and conferences related to the employee’s role in the Company.

•	We require all employees to participate in our training programs, including anti-harassment, compliance and cyber security.

•	We require all employees to participate in training focused on promoting equity in the workplace.

•	We support various charitable causes with both financial and human resources to advance aviation, education and humanitarian assistance.

•	As of December 31, 2020, we had aircraft leased to customers across 29 countries considered emerging markets and developing economies.

2021 Proxy Statement   |  Air Lease Corporation  |  v

Corporate Governance Highlights

We maintain governance practices that we believe establish meaningful accountability for our Company and our Board, including:

•	All Directors except Executive Chairman and Chief Executive Officer are Independent

•	Independent Lead Director with Clearly Defined Role and Responsibilities

•	Commitment to Board Refreshment with 3 New Directors in Last 7 Years, including 1 Director in 2019

•	Average Tenure of Non-Executive Director Nominees of 7 Years

•	Majority Vote Standard for Director Elections

•	All Directors Elected on an Annual Basis

•	Annual Board and Committee Evaluations

•	All Audit Committee Members are Financial Experts

•	Focus on Critical Risk Oversight Role

•	Ongoing Board Succession Planning - Management and Board Dialogue to Ensure Successful Oversight and Succession Planning

•	Active Board Oversight of the Company’s Governance

•	Director and Executive Officer Stock Ownership Guidelines

•	Prohibition on Short Sales, Transactions in Derivatives and Hedging of Company Stock by Directors and all Employees

•	Prohibition on Pledging of Company Stock by Directors and Executive Officers

•	Compensation Committee was renamed the Leadership Development and Compensation Committee in 2020 in recognition of its broadening responsibilities regarding human capital management

•	All of the independent Directors are invited to attend the meetings of the committees they are not members of and regularly attend those meetings.

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Director Nominees

Name	Age	Director Since	Independent	Occupation	Committee Memberships			Other Boards
					A	NCG	LDC
Matthew J. Hart	68	2010	✓	Retired President & COO, Hilton Hotels Corporation	C	M		American Airlines Group American Homes 4 Rent
Cheryl Gordon Krongard	65	2013	✓	Retired Senior Partner, Apollo Management		M	C	Xerox Holdings
Marshall O. Larsen	72	2014	✓	Retired Chairman, President & CEO, Goodrich Corporation		M	M	Becton, Dickinson and Company Raytheon Technologies
Susan McCaw	58	2019	✓	President of SRM Capital Investments			M	Lionsgate Entertainment
Robert A. Milton	60	2010	✓	Retired Chairman & CEO, ACE Aviation Holdings and Air Canada	M	C	M	Cathay Pacific Airways Limited Breeze Aviation Group, Inc.
John L. Plueger	66	2010		Chief Executive Officer & President, Air Lease Corporation				Spirit AeroSystems Holdings
Ian M. Saines	58	2010	✓	Former Chief Executive, Funds Management Challenger Limited	M
Steven F. Udvar-Házy	75	2010		Executive Chairman, Air Lease Corporation				SkyWest Inc.

M = Member; C = Chair

Committees: Audit = A; Nominating and Corporate Governance = NCG; Leadership Development and Compensation = LDC

2021 Proxy Statement   |  Air Lease Corporation  |  vii

Our eight Director Nominees are highly experienced and possess the necessary skills and balance of perspectives to oversee our unique business. Set forth below is a summary of the Board’s collective qualifications, experiences, and backgrounds. More detailed information is provided in each director nominee’s biographical information beginning on page 15.

Executive Compensation Highlights

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability.

At the end of 2020, we had total revenues of $2.0 billion and we had 120 employees, resulting in 2020 revenue per employee of approximately $16.8 million and total compensation expense representing 3.0% of revenues. We believe that the ratio of employees to total revenue and total compensation as a percentage of revenues compares favorably to other companies in capital-intensive businesses.

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Pay-for-Performance Philosophy

Our executive compensation program also is designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. In 2020, our annual bonus plan was 100% performance-based and 75% of each Named Executive Officer’s regular annual equity awards were subject to performance-based vesting requirements.

We did not adjust the targets for our executive compensation programs, which were established in February 2020 before the extent of the COVID-19 pandemic was recognized. As a result of the challenges the aviation industry, our customers and business faced this year, our performance-based compensation was paid below target.

We also believe that our directors’ and employees’ ownership of our stock is critical to alignment with our stockholders. Our 120 employees, along with our independent directors, collectively own approximately 7% of the Company’s Class A Common Stock.

Compensation Governance

Our leadership development and compensation committee regularly reviews our compensation governance practices to ensure we are incentivizing hard work and high performance while also managing risk. Our executive compensation program currently includes the following features:

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus
✓	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 1%
✓	Tally Sheets
✓	Stock Ownership Guidelines (6x Base Salary for Chief Executive Officer)
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Hedging and Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Unvested Equity Awards
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)

Engagement with Stockholders and Responsiveness and Compensation Program and Disclosure Enhancements

To better understand our investors’ perspectives regarding our executive compensation program as well as a variety of corporate governance and environmental, social and governance (“ESG”) topics, we engage with our investors throughout the year via individual or group meetings at industry and bank conferences, as well as through our investor relations team. After issuing our proxy statement in March

2021 Proxy Statement   |  Air Lease Corporation  |  ix

2020, we engaged with holders of over 55% of outstanding shares of our Class A Common Stock (none of whom were our employees or directors). We continued our outreach during 2020 and early 2021. The leadership development and compensation committee and our Board of Directors considered our stockholders’ views when making decisions about changes to our 2020 and 2021 compensation programs and ESG topics.

Over the last several years we enhanced our executive compensation program in response to evolving compensation practices and feedback from our stockholder engagement efforts, specifically by making the following responsive changes:

Demonstrated Responsiveness to Stockholder Feedback
Changes that Support Stronger Executive Pay with Company Performance Alignment
✓

Changed our Executive Chairman’s Annual Bonus.    Since 2018, we have structured our Executive Chairman’s annual bonus so that in lieu of cash he is granted a stock bonus award in the form of RSUs on the date the dollar amount of his annual bonus is determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs is equal to the dollar amount of his cash bonus in the applicable fiscal year divided by the closing price of our Class A Common Stock on the date of grant. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year vesting period further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

As a result of this change in bonus structure, the only cash compensation that was paid to our Executive Chairman in 2018, 2019 and 2020 was his base salary.

✓

Streamlined the Performance Metrics for our Annual Bonus.    We simplified our bonus program and reduced the operating metrics from four to two. We continue to believe that focusing on two key operating metrics, each weighted 40%, simplifies the program to drive profitable growth effectively. 50% of the metrics focus on top-line performance and the remaining 50% focus on profitability. These metrics also provide greater transparency to stockholders because these performance metrics are reported in the Company’s SEC filed financial statements.

By streamlining our annual bonus plan structure and using equally weighted top-line and bottom-line performance metrics, we believe we have simplified our plan and further focused our executives on achieving profitable growth for our stockholders.

✓	Changed our Book Value RSUs and Eliminated One-Year Performance Periods. We changed our Book Value RSUs in several ways to further drive long-term sustainable book value growth:
	○	Book Value RSUs cliff vest at the end of three years versus grants prior to 2018 that vested ratably each year over three years.
	○	Increased weighting of Book Value RSUs relative to TSR RSUs because we believe incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders.
	○	Revised the terms so that the opportunity associated with the Book Value RSUs can vary from 0%-200% of target.
As a result of the changes to our Book Value RSUs, all performance-based long-term incentive awards have three-year performance periods where performance is measured at the end of year three.

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✓

75% of NEOs’ Long-Term Incentive Opportunity Awarded in Performance-Based Equity.    The long-term incentive opportunity for all of our Named Executive Officers (“NEOs”) is 100% equity-based and 75% of the total 2020 annual equity award for all NEOs was comprised of performance-based Book Value RSUs and TSR RSUs that have a three-year performance period. No NEO participates in our Deferred Cash Bonus Plan or otherwise has a cash-based long-term incentive opportunity.

The long-term incentive opportunity for all NEOs is 100% equity-based and 75% of the total 2020 annual equity award for all NEOs was comprised of performance-based Book Value RSUs and TSR RSUs.

✓

Developed Custom Benchmark Group.    In 2018, we developed a new, more refined benchmark group consisting of companies across diversified financial services and real estate investment trusts based on quantitative and qualitative factors, including company size, business model and financial profile. Based on a study prepared by the leadership development and compensation committee’s independent compensation consultant using 2019 data available from our custom benchmark group, the total direct 2020 compensation paid to our Chief Executive Officer and our Executive Chairman approximated below the median total direct compensation paid by the custom benchmark group members to their similarly situated executive officers.

We believe the data from the Custom Benchmark Group is valuable to the leadership development and compensation committee in determining the competitiveness of our compensation and any compensation adjustments.

Responses to Additional Information about ESG Topics
✓

Published our First Annual Corporate Social Responsibility Report.    In 2020, we published our first annual Corporate Social Reasonability Report to better inform the Company’s stakeholders about our actions and strategies involving various ESG topics. The CSR Report expanded on topics we addressed on our website, including our efforts to assist our airline customers as they work to achieve their sustainability goals, such as reducing their carbon footprint, and our efforts and accomplishments in creating and supporting a diverse and inclusive workplace, and diversifying our Board of Directors. It also provides a large amount of new information about our priorities regarding many environmental, social and governance topics.

By annually publishing a CSR Report, we are better able to provide our stakeholders with information about our commitment to environmental, social and governance matters and more effectively engage on these topics in our outreach and interactions with stakeholders as we continue to evolve the program.

Enhanced Focus on Climate-Related Risks and Opportunities. Our core strategy is helping our airline customers modernize their fleets through our fleet planning services and our portfolio of aircraft that are generally 20-30% more fuel-efficient and have a significantly smaller noise footprint than the aircraft they will replace. Our dedicated ESG committee regularly discusses how we can best address and move forward our priorities related to environmental sustainability, and we have included this topic as a reporting item at each of our regularly scheduled Board of Directors meetings.

By engaging more frequently with our Board of Directors about climate-related risks and opportunities, we benefit from their experiences and views on these critical issues.

2021 Proxy Statement   |  Air Lease Corporation  |  xi

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

Proxy Statement for the 2021 Annual Meeting of Stockholders

Our Board of Directors

Members and Meetings of the Board of Directors

Our Board of Directors is currently composed of eight members: Matthew J. Hart, Cheryl Gordon Krongard, Marshall O. Larsen, Susan McCaw, Robert A. Milton, John L. Plueger, Ian M. Saines, and Steven F. Udvar-Házy. Our directors serve for one-year terms until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified or until his or her resignation or removal. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors.

Our Board of Directors held eight meetings in 2020. Each of the director nominees standing for election at the Annual Meeting attended 100% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served in 2020. We expect but do not require our directors to attend the annual meeting of stockholders each year. All of our directors who stood for election at the 2020 annual meeting attended that meeting.

Director Independence

Each director will qualify as “independent” pursuant to the New York Stock Exchange (the “NYSE”) listing standards only if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Accordingly, our Board of Directors has affirmatively determined that six of our eight current directors, Mr. Hart, Ms. Krongard, Mr. Larsen, Ms. McCaw, Mr. Milton and Mr. Saines were independent in accordance with the NYSE rules during the periods in 2020 and 2021 that they served as directors of our Board and determined that our former director, Dr. Ronald D. Sugar, was independent in accordance with the NYSE rules during the periods in 2020 that he served as a director of our Board. Messrs. Udvar-Házy and Plueger are not independent because they are employees of Air Lease Corporation (the “Company”).

2021 Proxy Statement   |  Air Lease Corporation  |  1

Board of Directors’ Leadership

The Board of Directors currently has no firm policy as to whether the roles of Chairman of the Board of Directors and Chief Executive Officer should be combined or separate. Instead, our Board of Directors believes that our leadership structure should be considered in the context of our Company’s circumstances at any given time, including company culture, strategic objectives and any challenges we may be facing. Therefore, our Board of Directors evaluates its leadership structure annually to ensure that the most optimal structure is in place for our Company’s needs – which may evolve over time.

Our Corporate Governance Guidelines provide that in the event that the Chairman of the Board of Directors is not an independent director, the nominating and corporate governance committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. The Board of Directors believes having an independent Lead Director provides an appropriate balance between strong Company leadership and appropriate oversight by independent directors.

As part of our Board of Directors’ long-term succession plans for the Company, effective July 1, 2016, the Board established the separate executive position of Executive Chairman of the Board of Directors. Mr. Udvar-Házy, our founder and former Chief Executive Officer, now serves as the Executive Chairman of the Board of Directors, and in addition to his executive officer role, chairs the meetings of the Board of Directors and works closely with Robert A. Milton, our independent Lead Director. John L. Plueger, our Chief Executive Officer, also works closely with Mr. Milton in his role.

The role of the independent Lead Director helps ensure oversight by an active and involved independent Board of Directors, while Mr. Udvar-Házy’s continued engagement as Executive Chairman of the Board enables the Company and the Board of Directors to benefit from his deep knowledge, industry relationships, and operational experience.

Mr. Milton has been elected annually by the independent directors of the Board of Directors to serve as independent Lead Director since our initial public offering in 2011. In this role, Mr. Milton has the following responsibilities as set forth in our Corporate Governance Guidelines and as requested by the Board of Directors:

•	chair meetings of the non-management or independent directors;

•	call meetings of the non-management or independent directors, if deemed appropriate;

•	provide input on the selection of any new director;

•	lead the annual Board of Directors and committee self-evaluations;

•	meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	facilitate communications between other members of the Board and the Executive Chairman and/or Chief Executive Officer;

•	work with the Executive Chairman in the preparation of the agenda for each meeting;

•	work with the Executive Chairman in determining the need for special meetings;

•	otherwise consult with the Executive Chairman and/or the Chief Executive Officer on matters of governance and Board performance;

•	report the results of the annual performance evaluation of the Executive Chairman and the Chief Executive Officer, to each individual; and

•	be available, as appropriate, for consultations and direct communication with stockholders.

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Mr. Milton also serves on each committee of the Board. The Board of Directors believes that Mr. Milton’s extensive aviation industry experience, chief executive officer experience, as well as other board experience make him well suited to serve as its independent Lead Director.

The Board of Directors believes that the leadership structure with a strong independent Lead Director on the one hand, and knowledgeable and experienced Executive Chairman of the Board of Directors on the other, provides balance and is in the best interest of the Company.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines are intended to serve as a flexible framework for the conduct of the Board of Directors’ business and not as a set of legally binding obligations and are periodically reviewed by the Board Directors and are amended from time to time. For example, in 2019, the Board of Directors amended the guidelines to, among other items, update the Criteria for Nominations as Directors to reflect our existing practices relating to the consideration of director candidates, including diversity considerations, as described below in the section captioned “Consideration of Director Candidates.”

The Guidelines describe (i) the Lead Director’s and the Board of Directors’ responsibilities, (ii) the qualification criteria for serving as a director, including diversity considerations and over-boarding limits, (iii) the requirement that a director must offer to resign if the Board has determined that an actual conflict of interest arises with respect to the director which is not waived by the Board, (iv) the requirement that directors are subject to the Company’s Code of Business Conduct described below in the section captioned “The Board of Directors’ Role in Governance Oversight” and (v) the standards for the conduct of meetings and establishing and maintaining committees. In addition the Guidelines (i) confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities, (ii) establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines, (iii) charge the leadership development and compensation committee with oversight of management evaluation and succession, and (iv) detail the Company’s policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company and clarify our practices regarding communications to our Board of Directors by stockholders and other interested parties. Our Guidelines are available on our website at www.airleasecorp.com.

Executive Sessions of Non-Employee Directors

As part of the Board of Directors’ regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as lead independent director, schedules and chairs the executive sessions.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a leadership development and compensation committee and a nominating and corporate governance committee. Our Board of Directors has determined that each of these committees is composed solely of independent directors under the applicable NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

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All of the independent members of the Board of Directors are invited to attend all committee meetings and it is the practice of the independent directors to attend the meetings of committees upon which they do not serve. The independent directors believe that their attendance at these meetings enhances their understanding of the business and permits them to more substantively contribute at the meetings of the full Board of Directors.

Audit Committee

Our audit committee consists of Messrs. Hart, Milton and Saines. Mr. Hart is the Chairman of the audit committee. Our audit committee’s duties include, but are not limited to, monitoring (1) the integrity of the financial statements of the Company, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, (4) our compliance with legal and regulatory requirements and (5) our overall risk profile. Our audit committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our audit committee must at all times be composed exclusively of directors who are “financially literate” as defined under the NYSE listing standards. The audit committee also must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual’s financial sophistication, and who qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that each member of our audit committee is financially literate and is an “audit committee financial expert.” In addition to being “independent” under NYSE rules, each member of our audit committee also meets the enhanced independence requirements pursuant to Rule 10A-3(b)(i) of the Exchange Act, and the NYSE listing standards for purposes of serving on an audit committee.

Our audit committee held four meetings in 2020.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Milton, Hart, and Larsen and Ms. Krongard. Mr. Milton is the Chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles, practices and risks and will, among other things: (1) identify individuals believed to be qualified to become a member of our Board of Directors and recommend to the Board candidates to be elected to fill vacancies and newly created directorships, as further described under the section captioned “Consideration of Director Candidates, (2) periodically review and recommend changes, as appropriate, to our corporate governance documents and (3) annually oversee the evaluation of our Board of Directors and its committees. Our nominating and corporate governance committee also reviews and approves all related person transactions in accordance with our policies with respect to such matters.

Our nominating and corporate governance committee held four meetings in 2020.

Leadership Development and Compensation Committee

Our compensation committee was renamed the leadership development and compensation committee by the Board on February 13, 2020, in recognition of its broadening role regarding human capital management issues. The leadership development and compensation committee consists of Ms. Krongard, Ms. McCaw, Mr. Larsen and Mr. Milton. Ms. Krongard is the Chair of the leadership development and compensation committee. Our leadership development and compensation committee

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has overall responsibility for (1) overseeing our overall compensation structure, policies and programs, (2) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and Executive Chairman, reviewing the performance of each such individual in light of those goals and objectives and recommending to the independent directors of the Board the compensation level for each such individual based on this evaluation, (3) reviewing and approving corporate goals and objectives relevant to the compensation of our other NEOs, reviewing the performance of each such individual in light of those goals and objectives and determining the compensation level for each such individual based on this evaluation and the recommendation of our Chief Executive Officer and/or Executive Chairman, (4) reviewing and evaluating the Company’s programs and practices related to leadership development and human capital management, including periodically reviewing succession plans relating to positions held by executive officers and making recommendations to the Board regarding the selection of individuals to fill these positions, (5) at least annually reviewing the compensation (both cash and equity based compensation) of non-employee directors for service on the Board and its committees and recommending any changes to the Board for approval, (6) broadly overseeing matters relating to the attraction, motivation, development and retention of employees and (7) reviewing the risk exposure related to the areas of its responsibility.

In fulfilling its responsibilities, the leadership development and compensation committee may delegate to management or to a subcommittee of the leadership development and compensation committee. The committee has delegated to the Company’s Executive Chairman and the Chief Executive Officer, each of whom is a member of the Board of Directors, the authority to make RSU grants in 2020 and 2021 to other officers and employees on the same terms as the executive officers, subject to an aggregate number of RSUs approved by the leadership development and compensation committee.

The leadership development and compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to so include the compensation discussion and analysis and provides an accompanying report to be included in our annual proxy statement. The committee also considers the results of the most recent stockholder advisory vote on executive compensation and to the extent the committee determines it appropriate to do so, takes such results into consideration in connection with its review and approval of executive officer compensation.

The leadership development and compensation committee has engaged Exequity LLP (“Exequity”), a nationally recognized independent compensation consultant, to provide advice with respect to compensation decisions for the non-employee directors of our Board of Directors and our executive officers.

Each member of our leadership development and compensation committee qualifies as a “non-employee director” under SEC rules and as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”) for purposes of serving on a compensation committee. Our Board of Directors has also determined that each member of the leadership development and compensation committee satisfies the additional independence requirements specific to compensation committee membership under the NYSE listing standards. In making this determination, the Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the leadership development and compensation committee.

Our leadership development and compensation committee held five meetings in 2020.

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Compensation Committee Interlocks and Insider Participation

Each of Ms. Krongard, Ms. McCaw, Mr. Larsen, Mr. Milton and Dr. Sugar served on the leadership development and compensation committee for all or a portion of 2020. None of the members of our leadership development and compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the leadership development and compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or leadership development and compensation committee.

The Board and Committee Annual Self-Evaluation

To ensure that the Board of Directors and each Board committee functions effectively, the nominating and corporate governance committee annually conducts a self-evaluation to identify and assess areas for improvement. The written assessment focuses on the Board composition and its role, the operation of the Board, the Board’s processes relating to the Company’s strategy, financial position and corporate governance and the function and effectiveness of the Board committees. The independent Lead Director leads the evaluation process which includes collecting the assessment feedback and conducting a one-on-one conversation with each director.

In connection with the one-on-one conversation with each director, this year the Lead Director asked the directors to discuss with him several additional questions on critical topics impacting the Company, including the COVID-19 pandemic, diversity, inclusion and equity and expanding stakeholder feedback.

The Lead Director discusses the results of the evaluations and feedback received with the non-employee directors in executive session at its February meeting each year, then shares the results with the employee directors and, as necessary, the Board implements resulting recommendations.

Consideration of Director Candidates

Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time. When identifying and evaluating candidates for nomination as new directors, the Board will consider candidates with diverse backgrounds in terms of knowledge, experience, skills, and other characteristics, in particular, gender, ethnic and geographic diversity. The Board of Directors is committed to identifying candidates with gender, ethnic and geographic diversity and is committed to meeting the requirements under laws in California that the Company have three female directors by December 31, 2021 and one director from an underrepresented community, to continue to diversify our Board of Directors. We currently have two female directors.

Diversity also may encompass a candidate’s educational and professional history, community or public service, expertise or knowledge base and certain unique personal characteristics. The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates.

Among other criteria that the nominating and corporate governance committee may consider include the director candidate’s ability to faithfully represent the interests of our stockholders; the candidate’s

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integrity, judgment and independence of thought; an absence of conflicting time commitments; financial literacy; leadership experience; a fit of abilities and personality that helps build an effective, collegial and responsive Board of Directors; a commitment to understand the Company and its industry; and an ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and to contribute positively to the decision-making process.

Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate’s name and qualifications to us in care of the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

Stockholders of record seeking to nominate candidates for election as directors at our annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance committee as described above) or to bring other business before our annual meeting of stockholders, may do so by providing timely notice of their intent in writing by the deadlines specified in our Fourth Amended and Restated Bylaws (“Bylaws”). For more information, see the section below titled Stockholder Proposals and Director Nominations for our 2022 Annual Meeting of Stockholders.

Communications with the Board of Directors

Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our independent Lead Director or our independent directors as a group, or any Board committee or any chairperson of any Board committee, by either name or title, may send written communications care of the Corporate Secretary of the Company (the “Secretary”) at the address for our principal executive office listed on the cover page of this Proxy Statement. All such communications will be opened by the Secretary or his or her designee for the sole purpose of determining whether the contents represent a message to the Company’s directors. The Secretary will forward copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. The Secretary will not forward junk mail, job inquiries, business solicitations, offensive or otherwise inappropriate materials.

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Board of Directors’ Role in the Oversight of the Company’s Governance Practices

The Board of Directors’ Role in Risk Oversight

The Board of Directors has delegated to the audit committee primary responsibility for risk oversight. In accordance with its charter, the audit committee is responsible for monitoring the Company’s policies and practices with respect to risk assessment and risk management. This includes oversight of the Company’s cybersecurity program. Throughout the year at each quarterly meeting, the audit committee receives updates on the cybersecurity program, including in connection with program enhancements, audits of the program, and employee cybersecurity training. The audit committee periodically meets with our senior executives to discuss, among other things, material risks to our business. The audit committee also periodically meets with representatives of our independent registered public accounting firm. The Chair of the audit committee reports to the full Board of Directors regarding material risks as deemed appropriate.

The leadership development and compensation committee provides oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the committee’s review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The leadership development and compensation committee periodically discusses any risk-related concerns with senior management and with its independent compensation consultant. The Chair of the committee will report to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

The Board of Directors provides oversight of the risks related to environmental, social and governance (“ESG”) practices that are not addressed by the audit and leadership development and compensation committees, including environmental risks.

The Board of Directors believes that its governance structure supports the Board’s role in risk oversight. Independent directors chair each of the Board committees responsible for risk oversight. The Company has an independent Lead Director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

The Board of Directors’ Role in Governance Oversight

The Board of Directors’ role in governance oversight is embedded in a broad range of its activities. Throughout this proxy statement, we highlight our governance practices, including the evolution of many of these practices. The Board of Directors regularly reviews developing governance practices and actively considers enhancements to our governance practices. Each year the Board of Directors has a separate meeting to discuss the business and competitive environment and evaluate the Company’s strategic goals and direction. Thereafter, the Board of Directors has ongoing discussions of these topics at its meetings.

The Board of Directors also exercises increased oversight as appropriate. For example, over the last several years, the Board of Directors has increased its oversight of ESG matters and cybersecurity.

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Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, employees and officers. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest. Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of our property. We encourage all employees to report concerns or wrongdoing. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

The Board of Directors’ Role in Leadership Development and Succession Planning

The Company’s leadership is comprised of a small number of talented individuals, with extensive industry experience, capable of managing a capital-intensive business responsibly to drive our profitability and growth. At the end of 2020, we had total assets of $25.2 billion and we had 120 employees. Our Board of Directors recognizes that the Company’s human capital management is critical to our success and is actively engaged on overseeing it.

The Board of Directors and the leadership development and compensation committee regularly engage with senior management, including human resources, on a broad range of human capital management matters. Engagement is focused on our culture, succession planning, compensation (including pay equity), benefits, talent development, talent recruiting and retention, and diversity and inclusion.

In recognition of its broadening role regarding human capital management issues, our compensation committee was renamed the leadership development and compensation committee by the Board on February 13, 2020. As part of its mandate, the leadership development and compensation committee is actively reviewing and evaluating the Company’s programs and practices related to leadership development and human capital management, including reviewing succession plans relating to positions held by executive officers and making recommendations to the Board regarding the selection of individuals to fill these positions. In the most recent review of our succession planning in December 2020, all the independent directors participated.

Annually, our Chief Executive Officer and Executive Chairman report to the leadership development and compensation committee on succession planning for other senior executive positions. Our Board of Directors also maintains an emergency Chief Executive Officer succession plan which will become effective in the event our Chief Executive Officer becomes unable to perform his duties in order to minimize potential disruption to our business and operations.

The Board of Directors’ Role in Environmental Oversight

Since our inception 11 years ago, the Company’s strategy has been to invest in the most modern, fuel-efficient, new technology aircraft. By focusing our purchases on these priorities, we are aligned with our airline customers’ need to reduce fuel consumption, emissions and noise. We regularly consult with our suppliers, including Airbus and Boeing and the major aircraft engine manufacturers, to develop the next generation aircraft that reduce fuel consumption, emissions and noise.

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Understandably, environmental sustainability is an increasing focus of the investor community and our stakeholders. In response to our stakeholder discussions, during 2020 we published our first annual Corporate Social Responsibility Report on our website. We continue to discuss ESG matters with our stakeholders, including environmental sustainability and will consider their feedback as we update the Corporate Social Responsibility Report in 2021.

Our Board of Directors is actively overseeing the Company’s risk and the opportunities of climate-related risks. While these risks and opportunities have been regularly reviewed and discussed at Board meetings, the frequency of such review has increased and is now addressed at every quarterly Board meeting, with a focused review at our annual Board of Directors strategy session.

John Plueger, our Chief Executive Officer, leads our environmental sustainability efforts and reports regularly to the Board of Directors on these matters. Working collaboratively with key functions within the Company and our ESG Committee, our CEO and other senior-level executives assess and manage our climate-related risks. They regularly engage with our suppliers and customers on environmental sustainability topics and concerns. They also participate in industry events to highlight the importance of the aviation industry’s sustainability efforts and need to improve.

Our ESG Committee is comprised of our CEO, who leads it, and our chief financial officer, general counsel, a senior member of our marketing department, and the heads of human resources and investor relations. The ESG Committee meets at least quarterly to guide our ESG programs and our related disclosures.

Certain Relationships and Related Person Transactions

In accordance with our written Related Person Transaction Policy, the nominating and corporate governance committee must review and approve or ratify any transaction in which the amount involved exceeds $120,000 if any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members, has or may have a direct or indirect material interest in such transaction. Certain limited types of related person transactions are deemed to be pre-approved by the nominating and corporate governance committee even if the amount involved exceeds $120,000. In addition, the Chairman of the nominating and corporate governance committee has been delegated the authority to approve or ratify any related person transaction if the amount involved is expected to be less than $1 million. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction. The Company has had no related person transactions since January 1, 2020.

Board Compensation and Stock Ownership

Director Compensation

Our Board of Directors sets non-employee director compensation based on recommendations from the leadership development and compensation committee. The committee reviews, at least annually, the compensation (both cash and equity-based award compensation) of non-employee directors for service on the Board and its committees. The leadership development and compensation committee’s independent compensation consultant, Exequity, assists in this review, including obtaining market information, annually benchmarking our director compensation and designing various aspects of our

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compensation program for the directors. After its review, the committee recommends any changes to the Board for approval. Directors who also serve as employees to the Company (currently Messrs. Udvar-Házy and Plueger) do not receive separate compensation for their service on our Board of Directors.

Annual Retainer Fees and Other Cash Fees

Retainers under our non-employee director compensation program for 2020 were as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Annual Board Retainer	$ 80,000
Committee Member Retainer
• Audit	$ 15,000
• Leadership Development and Compensation	$ 10,000
• Nominating and Corporate Governance	$ 10,000
Additional Retainer for Committee Chair
• Audit	$ 20,000
• Leadership Development and Compensation	$ 10,000
• Nominating and Corporate Governance	$ 10,000
Lead Director Retainer	$ 50,000

There has been no change in the above fees since 2012.

A non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year or (ii) if he or she attends during the applicable year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year. No fees for attending additional meetings were paid in 2020.

Non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Board, the Chairman of the Board or the Lead Director of the Board. No per diem fees were paid in 2020.

As a matter of policy, each director could elect to have his or her retainer paid in cash or shares of our Class A Common Stock, or a combination thereof.

Equity Awards

Each non-employee director who joins our Board of Directors receives an initial grant of RSUs to be settled in shares of our Class A Common Stock (“Initial Director Grant”) with an aggregate value of $180,000. Thereafter, each year our non-employee directors receive an annual RSU award to be settled in shares of Class A Common Stock (the “Annual Director Grant”) with an aggregate value of $130,000. There has been no change in the dollar value of the equity awards since 2014 other than an increase in aggregate value of the Annual Director Grant from $120,000 to $130,000 as of May 8, 2019.

The value of all grants of RSUs is based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant

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date, and if the Board of Directors service of such a director terminates for any reason, other than following a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the service terminates following a change in control, the RSUs will vest in full. The Initial Director Grants and the Annual Director Grants are made pursuant to the Air Lease Corporation 2014 Equity Incentive Plan or any successor plan.

Each director may annually elect to defer the receipt of his or her Annual Director Grant shares beyond the one-year vesting period. Directors may elect to defer his or her shares until separation from service or alternatively, may elect a deferral period of five years or ten years from the date of grant, provided that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. Deferred RSUs receive dividend equivalents which are reinvested in additional RSUs based on the market price of the Company’s Class A Common Stock on the date the dividends are paid.

On May 6, 2020, each non-employee director received an Annual Director Grant.

Expense Reimbursement/Other Arrangements

We reimbursed directors for travel and lodging expenses incurred in connection with their attendance at meetings and other expenses incurred in connection with their service to the Company. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and bylaws, subject to certain requirements and limitations.

Director Compensation Summary

The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of our Company during 2020.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mr. Hart	125,000	130,000	255,000
Ms. Krongard	97,500	130,000	227,500
Mr. Larsen	96,511	130,000	226,511
Ms. McCaw	90,000	130,000	220,000
Mr. Milton	175,000	130,000	305,000
Mr. Saines	95,000	130,000	225,000
Former Director who served until May 6, 2020 Dr. Sugar (3)	37,117	N/A	37,117
(1)	Fees Earned or Paid in Cash: The amount shown for each non-employee director is composed of his or her annual retainer fees and committee member fees and any additional chairmanship fees.

(2)

Stock Awards: On May 6, 2020, each of the non-employee directors was granted an Annual Director Grant of RSUs covering 5,565 shares which vests in full on May 6, 2021. There were no other outstanding equity awards for our non-employee directors on December 31, 2020, except as noted in footnote 4 below.

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The dollar amounts shown for these stock awards reflect $23.36 per share for each director who received a grant on May 6, 2020 which is the grant date fair value of one share of Class A Common Stock computed in accordance with GAAP. Each RSU represents a contingent right to receive one share of our Class A Common Stock.

(3)	Dr. Sugar’s term as a director expired on May 6, 2020. His reported compensation reflects amounts received during fiscal year 2020 through the end of his term.

(4)	As of December 31, 2020, our non-employee directors held the following vested RSUs:

Name	Number of Restricted Stock Units
Mr. Hart	—
Ms. Krongard (a)	9,465
Mr. Larsen (a)	16,880
Ms. McCaw	—
Mr. Milton	—
Mr. Saines (a)	16,880
(a)	Each of Ms. Krongard’s and Messrs. Larsen’s and Saines’ vested RSUs include accrued dividend equivalents in connection with the deferral of certain of each of their Annual Director RSU grants.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for all non-employee directors. In 2019, the Board of Directors increased the multiple of the annual retainer from 3x to 5x. Each non-employee director has five years from the time he or she becomes subject to these guidelines to achieve ownership of Class A Common Stock equivalents with an aggregate market value equal to five times the amount of the then current annual cash retainer fee for service on our Board of Directors. For a non-employee director, Class A Common Stock equivalents are shares of Class A Common Stock personally owned by the director, shares of Class A Common Stock underlying vested RSUs awarded to a director and shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time vesting only. All directors have met or exceeded the guidelines as set forth in the table below.

Target Ownership			Actual Ownership
Current Outside Director Annual Cash Retainer Fee	Multiple of Annual Retainer	Multiple Expressed in Dollars	Director	Multiple of Annual Retainer	Value of Shares held by Director*
$ 80,000	5x	$ 400,000	Mr. Hart	27x	$ 2,230,227
			Ms. Krongard	26x	$ 2,084,724
			Mr. Larsen	21x	$ 1,729,973
			Ms. McCaw	9x	$ 733,517
			Mr. Milton	27x	$ 2,230,227
			Mr. Saines	23x	$ 1,840,381
*	Based on the closing price of the Company’s Class A Common Stock on March 9, 2021.

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Items of Business

Proposal 1: Election of Directors

At the Annual Meeting, the Board of Directors is recommending to stockholders that Mr. Matthew J. Hart, Ms. Cheryl Gordon Krongard, Mr. Marshall O. Larsen, Ms. Susan McCaw, Mr. Robert A. Milton, Mr. John L. Plueger, Mr. Ian M. Saines and Mr. Steven F. Udvar-Házy each be elected as a director to serve for a one-year term ending at the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified or until his or her earlier resignation or removal.

Each of the nominees named below is currently a director and was elected at the annual meeting of stockholders held on May 6, 2020. No arrangement or undertaking exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, and there are no family relationships among any of our directors or executive officers. Each nominee has consented to be nominated and has agreed to serve as a director if elected. Should any of these nominees become unable or unwilling to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend, unless the Board of Directors in its discretion reduces the number of directors. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the director nominees will be unable or unwilling to stand as a nominee or to serve as a director if elected.

Under our Bylaws, a director nominee will be elected to the Board of Directors by a majority of the votes cast, meaning the votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

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A summary of each nominee’s principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications, is provided below:

Matthew J. Hart Retired President and Chief Operating Officer of Hilton Hotels Corporation Age: 68 Director since May 2010

Board Committees

•	Audit (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships

•	American Airlines Group Inc.

•	Trustee, American Homes 4 Rent

Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company and Executive Vice President and Chief Financial Officer for Host Marriott Corp. He was a director of US Airways Group, Inc. from 2006 until its December 2013 merger with American Airlines Group Inc. and of B. Riley Financial, Inc. from July 2009 until October 2015.

Qualifications:

Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His past experience as the chief financial officer of two Fortune 500 companies, and his current service on the audit committees of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

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Cheryl Gordon Krongard Private Investor Age: 65 Director since December 2013

Board Committee

•	Leadership Development and Compensation (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships

•	Xerox Holdings Corporation

Ms. Krongard is engaged in private investment activities. Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. Ms. Krongard also served as a director of US Airways Group, Inc. from 2003 until its December 2013 merger with American Airlines Group Inc. and as a director of Legg Mason, Inc. from 2006 until July 2017. Ms. Krongard was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. She also is a member of the Deans Advisory Council, Iowa State University College of Business.

Qualifications:

Ms. Krongard brings substantial asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Ms. Krongard also has significant compensation, finance, and corporate governance experience acquired through her service on the boards and committees of other publicly traded companies. Her strategic planning experience and airline experience gained as a director of a public company is a key resource to our Board of Directors for financial investments and business strategy.

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Marshall O. Larsen Retired Chairman, President and Chief Executive Officer of Goodrich Corporation Age: 72 Director since May 2014

Board Committee

•	Nominating and Corporate Governance

•	Leadership Development and Compensation Committee

Other Current Public Company Directorships

•	Becton, Dickinson and Company

•	Raytheon Technologies Corporation

Mr. Larsen served as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, from 2003 until his retirement in July 2012 when the company was acquired by United Technologies Corporation. He was elected as President and Chief Operating Officer of Goodrich in February 2002, and as a director in April 2002. From 1995 through January 2002, Mr. Larsen served as Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace division of Goodrich. Mr. Larsen joined Goodrich in 1977. Mr. Larsen served as a director of Lowe’s Companies, Inc. from 2004 until his retirement in May 2019. Mr. Larsen is a former director of the Federal Reserve Bank of Richmond and former Chairman of the U.S. Aerospace Industries Association. He is active in numerous community activities and is a member of the Krannert School of Management Advisory Board, Purdue University.

Qualifications:

Mr. Larsen brings substantial business and leadership experience as the chairman and chief executive officer of a publicly-traded company for nine years including insights in governance, regulatory and management issues facing public companies. His in-depth knowledge of the aerospace industry and the conditions that affect the industry significantly benefits the discussions of our Board of Directors.

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Susan McCaw President of SRM Capital Investments Age: 58 Director since 2019

Board Committees

•	Leadership Development and Compensation

Other Current Public Company Directorships

•	Lionsgate Entertainment Corp.

Ms. McCaw has served as a member of the Board of Directors since November 16, 2019. Ms. McCaw is currently the President of SRM Capital Investments, a private investment firm. Before this, Ms. McCaw served as President of COM Investments from April 2004 to June 2019 except while serving as U.S. Ambassador to the Republic of Austria from November 2005 to December 2007. Prior to April 2004, Ms. McCaw was a Principal at Robertson Stephens & Company, a San Francisco-based investment bank and an Associate in Robertson Stephens Venture Capital Group. Ms. McCaw started her career as a business analyst at McKinsey & Company in New York and Hong Kong. Ms. McCaw serves on the boards of several not-for-profits including Teach for America, the Ronald Reagan Presidential Foundation and the Stanford Institute for Economic Policy Research. She is also an Overseer at the Hoover Institution where she is vice chair of the Executive Committee. In addition, Ms. McCaw is a founding board member and board chair of the Malala Fund for Girls’ Education. Ms. McCaw also serves on the Khan Academy Global Advisory Board, the Knight-Hennessy Scholars Global Advisory Board, and Harvard Business School’s Board of Dean’s Advisors. She is Trustee Emerita of Stanford University where she chaired the Development and Globalization committees.

Qualifications:

Ms. McCaw brings deep experience and relationships in global business and capital markets to the Board of Directors through her private sector experience in investment banking and investment management, and through her public service as a former U.S. Ambassador. Ms. McCaw’s experience both as an investor and diplomat brings broad and meaningful insight to the Board of Director’s oversight of the Company’s business.

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Robert A. Milton Retired Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc. Age: 60 Director since April 2010

Board Committees

•	Audit

•	Leadership Development and Compensation

•	Nominating and Corporate Governance (Chair)

Other Current Public Company Directorships

•	None

Mr. Milton was the Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests (“ACE”) from 2004 until June 2012. He also was the President of ACE from 2004 until 2011. Mr. Milton was also the Chairman of Air Canada from 2004 until 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004. Mr. Milton is a director of Cathay Pacific Airways Limited and Breeze Aviation Group, Inc., the holding company of Breeze Airways. Mr. Milton is a former director of United Continental Holdings, Inc. and of AirAsia Berhad. Mr. Milton is a trustee of the Georgia Tech Foundation, a Director (Emeritus) of the Smithsonian Air and Space Museum and served as Chair of the International Air Transport Association’s Board of Governors from 2005 to 2006.

Qualifications:

Mr. Milton’s extensive experience in the aviation industry, including his many years with Air Canada, his past service on the board of directors of several airlines and current service on the board of directors of an airline based in Asia, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton’s many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton’s management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

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John L. Plueger Chief Executive Officer and President of Air Lease Corporation Age: 66 Director since April 2010

Other Current Public Company Directorships

•	Spirit AeroSystems Holdings, Inc.

Mr. Plueger, who became our Chief Executive Officer and President in July 2016, had served as our President and Chief Operating Officer since March 2010. Mr. Plueger has more than 34 years of aviation industry and aircraft leasing experience, 23 of which were with International Lease Finance Corporation (“ILFC”) where he served as acting Chief Executive Officer from February 2010 to March 2010, as President and Chief Operating Officer from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger’s professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and is an FAA Airline Transport Pilot, with multiple jet type ratings and instructor ratings. Mr. Plueger is a member of the Pepperdine University Board of Regents and a director (Emeritus) of the Smithsonian National Air and Space Museum.

Qualifications:

Mr. Plueger has more than 34 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

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Ian M. Saines Private Investor Age: 58 Director since June 2010

Board Committee

•	Audit

Other Current Public Company Directorships

•	None

Mr. Saines is engaged in private investment activities. He was the Chief Executive, Funds Management of Challenger Limited, an Australian investment management firm from March 2015 to November 2019. From December 2013 to March 2015 he was engaged in private investment activities. From December 2008 to December 2013, Mr. Saines was employed by Commonwealth Bank of Australia in the role of Group Executive of the Institutional Banking and Markets Division. Prior to joining Commonwealth Bank of Australia in May 2004, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. He previously held various senior roles with Bankers Trust Australia Limited and was also employed by the Reserve Bank of Australia. He is currently Deputy Chair of the United States Study Centre at the University of Sydney and a director of New South Wales Treasury Corporation (TCorp), a financial marketing partner of the New South Wales public sector, and the American Australian Association Limited. Mr. Saines is a Fellow of the Australian Institute of Company Directors (FAICD).

Qualifications:

Mr. Saines brings to our Board of Directors a wealth of experience in investment and commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

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Steven F. Udvar-Házy Executive Chairman of the Board of Directors of Air Lease Corporation Age: 75 Director since February 2010

Other Current Public Company Directorships

•	SkyWest, Inc. (Lead Director)

Mr. Udvar-Házy, who was appointed our Executive Chairman of the Board of Directors in July 2016, had served as our Chairman and Chief Executive Officer since our launch in February 2010. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC and from 1973 to February 2010 served as Chairman and Chief Executive Officer of ILFC. ILFC became a subsidiary of American International Group, Inc. in 1990. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 40 years of experience flying jet aircraft.

Qualifications:

Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 40 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

The Board of Directors recommends a vote FOR the election of all the director nominees set forth above.

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Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our financial statements for 2021. During 2020, KPMG served as our independent public accounting firm and provided certain other audit-related services. Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

This is a non-binding vote. If KPMG’s appointment is not ratified, the audit committee will reconsider whether to retain KPMG, but still may retain KPMG. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

Approval of the ratification of KPMG as our independent registered public accounting firm for 2021 requires the affirmative vote of a majority of the shares of Class A Common Stock present or represented, and entitled to vote on the proposal, at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal.

The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2021.

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Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

We are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section titled Executive Compensation. Consistent with the recommendation of the Board and the majority of votes cast at the 2018 annual meeting of stockholders, the Company has currently determined that advisory votes to approve the compensation of the Company’s named executive officers will take place every year. Our named executive officers include Mr. John Plueger, our Chief Executive Officer and President and Mr. Udvar-Házy, our Executive Chairman of the Board of Directors and the three other executive officers named in the tables that appear in the Executive Compensation section.

Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business, to align pay with the attainment of operational and financial goals established by the leadership development and compensation committee and to create long-term value for our stockholders. The leadership development and compensation committee and our Board of Directors believe that the program has been successful in accomplishing these objectives.

The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, has helped us assemble and retain a formidable management team and focus them on growing the value of the Company over the long term. We believe having a small, but highly experienced and motivated senior management team is essential to the success of the Company and provides us with an important competitive advantage.

Stockholders are urged to read the section titled Executive Compensation—Compensation Discussion and Analysis, which contains a detailed description of the design of our executive compensation program and how our compensation program implements our compensation philosophy.

We are asking our stockholders to vote FOR the following advisory resolution:

RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled Executive Compensation.

This is a non-binding vote and is being provided as required pursuant to Section 14A of the Exchange Act. The leadership development and compensation committee and our Board of Directors will continue to review the voting results in connection with their regular evaluation of our compensation program. They also will continue to consider any input from our major stockholders throughout the year in connection with their annual evaluation.

Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of our named executive officer compensation.

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Leadership Development and Compensation Committee Letter

Dear Fellow Stockholder,

In February 2020, we structured our executive compensation program so that approximately 70% of our executives’ target compensation is in performance-based vehicles and set robust goals that challenge our executives to contribute to our annual and long-term objectives and reward them when those objectives are achieved.

Despite the impacts of the COVID-19 pandemic on the aviation industry and our business in 2020, our Company performed well; our assets increased, we had a pre-tax margin of 32.1%, and we ended the year with $7.7 billion in available liquidity. However, other of our financial measures were impacted and, as a result, our annual and long-term compensation was paid below target.

Even though the total revenue and adjusted pre-tax return on common equity targets for our annual cash bonus plan were established in February 2020 before the onset of the COVID-19 pandemic, we did not make any adjustments to the original targets to take into account the financial impacts of the pandemic on our business. Because our goals were robust, our performance did not meet the targets for these measures and the corporate factor for our annual bonuses was 40% of target. We also did not make any adjustments to our 2020 long-term equity performance awards. The original per share book value targets for our book-value RSUs set in 2018 were not adjusted, and those RSUs vested below target.

Like 2020, the 2021 executive compensation program is comprised of annual performance-based incentive compensation and long-term equity awards of book value, TSR and time-based RSUs. We made some adjustments when we structured this program to reflect the challenges the Company faces in forecasting its performance in light of the pandemic. As a result, the 2021 program targets approximately 60% of our executives’ compensation as performance-based. We believe the 2021 executive compensation program challenges and rewards our executives for contributing to our success.

The members of the Air Lease Corporation Leadership Development and Compensation Committee remain highly focused on ensuring that our compensation program promotes the creation of stockholder value. We encourage you to reach out with any questions or feedback related to our compensation program.

Sincerely,

Cheryl Gordon Krongard, Chair

Marshall O. Larsen

Susan McCaw

Robert A. Milton

Leadership Development and Compensation Committee members

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Executive Compensation

Compensation Discussion and Analysis (“CD&A”)

This Compensation Discussion and Analysis should be read together with the executive compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs with respect to 2020.

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) discusses executive compensation for the following Named Executive Officers (“NEOs”) for fiscal year 2020:

Named Executive Officers
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Jie Chen	Executive Vice President and Managing Director, Asia
Grant A. Levy	Executive Vice President, Marketing and Commercial Affairs
Gregory B. Willis	Executive Vice President and Chief Financial Officer

Compensation Philosophy: Pay for Performance

Our executive compensation program is designed for a company with a small team of talented individuals with extensive industry experience who manage and lead a highly capital-intensive business. We do this by tying compensation to the achievement of performance goals that promote the creation of stockholder value and by designing compensation to reward and retain our high-caliber executives in a competitive market. This balancing of objectives is demonstrated by the substantial portion of our executives’ compensation that is variable and at risk based on individual and Company performance. In 2020, 70% of our CEO’s pay mix at target was at risk. Our compensation structure and pay for performance philosophy have incentivized our 120-employee team to deliver outstanding long-term performance at a very low cost to stockholders. In fact, in 2020 our entire compensation expense (for all employees) represented just 3.0% of revenues. In addition, all of our employees in the U.S. (and to the extent practicable outside the U.S.) are eligible to receive RSUs and our employees and directors own approximately 7% of our Class A Common Stock. We believe that this significant ownership by our employees and directors also helps ensure that we are aligned with the interests of our stockholders and that our compensation program drives sustainable growth.

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Business Overview and Strategy

Business Overview

Air Lease Corporation is a leading aircraft leasing company that was founded by aircraft leasing industry pioneer, Steven F. Udvar-Házy. We are principally engaged in purchasing new commercial jet transport aircraft directly from the manufacturers, such as Boeing and Airbus, and leasing those aircraft to airlines throughout the world with the intention to generate attractive returns on equity. As of December 31, 2020, we had 332 aircraft in our owned operating lease portfolio and had 361 aircraft on order and 25 aircraft purchase options with manufacturers. In addition to our leasing activities, we sell aircraft from our operating lease portfolio to third parties, including other leasing companies, financial services companies, airlines and other investors. We also provide fleet management services to investors and owners of aircraft portfolios for a management fee. As of December 31, 2020, we had 81 aircraft in our managed fleet. Our operating performance is driven by the growth of our fleet, the terms of our leases, the interest rates on our debt, and the aggregate amount of our indebtedness, supplemented by gains from aircraft sales and our management fees. We have relationships with over 200 airlines across 70 countries, and as of December 31, 2020, our globally diverse customer base was comprised of 112 airlines in 60 countries.

Strategy for Value Creation

Our strategy is primarily to purchase new commercial aircraft directly from aircraft manufacturers and lease those aircraft to airlines throughout the world, while prioritizing strong financial management and a conservative capital structure. We believe this strategy will continue to generate sustainable growth and attractive returns on equity over the long term.

Strategy for Value Creation
Aircraft Acquisition

•  Focus on the most in-demand and widely distributed, modern technology, fuel-efficient aircraft

•  Capitalize on our orderbook – a key competitive advantage that (i) provides access to a steady pipeline of attractively priced new aircraft which we order in advance and purchase directly from the manufacturers and (ii) gives us strong visibility into growth and revenue streams

Aircraft Leasing	• Prioritize long-term contracted cash flows ○ Manage customer concentrations by geography and region ○ Enter into long-term leases with staggered maturities ○ Balance exposure by aircraft type
Aircraft Sales	• Maintain a young aircraft portfolio by selling aircraft typically at the end of the first third of their expected life
Fleet Management	• Provide fleet management services that further bolster market intelligence and provide strong insight into market trends and future aircraft demands
Financial Management

•  Maintain a conservative capital structure:

○   Strong balance sheet with substantial liquidity of $7.7 billion*

○   Low debt/equity target of 2.5x

○   High fixed rate debt target of 80%

○   Large unencumbered asset base of approximately $23.6 billion*

*

As of December 31, 2020. We define liquidity as unrestricted cash plus undrawn balances under our unsecured revolving credit facility. We define unencumbered asset base as unrestricted cash plus unencumbered flight equipment plus deposits on flight equipment purchases plus certain other assets.

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2020 Performance Highlights

In 2020, we continued to execute on our operational strategy which is designed to drive long-term stockholder value.

Aircraft Activity.    During the year ended December 31, 2020, we purchased and took delivery of 26 aircraft from our new order pipeline, purchased 15 incremental aircraft in the secondary market, and sold eight aircraft, ending the period with a total of 332 aircraft in our operating lease portfolio with a net book value of $20.4 billion. The weighted average lease term remaining on our operating lease portfolio was 6.9 years and the weighted average age of our fleet was 4.1 years as of December 31, 2020. The net book value of our fleet grew by 9.0%, to $20.4 billion as of December 31, 2020 compared to $18.7 billion as of December 31, 2019. Our managed fleet decreased slightly to 81 aircraft as compared to the prior year primarily due to aircraft sales from our managed fleet. We have a globally diversified customer base comprised of 112 airlines in 60 countries. Our lease utilization rate for the year ended 2020 was 99.7%.

New Order Pipeline.    As of December 31, 2020, we had commitments to purchase 361 aircraft from Boeing and Airbus for delivery through 2027, with an estimated aggregate commitment of $23.9 billion. We ended 2020 with $26.8 billion in committed minimum future rental payments. We have placed approximately 92% of our committed orderbook on long-term leases for aircraft delivering through the end of 2022 and 73% through the end of 2023. We have $13.6 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.2 billion in minimum future rental payments related to aircraft which will deliver between 2021 through 2025.

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Financing.    In 2020, we issued approximately $4.5 billion in aggregate principal amount of senior unsecured notes with maturities ranging from 2025 to 2030 and a weighted average interest rate of 2.93%. We ended 2020 with total debt outstanding, net of discounts and issuance costs, of $16.5 billion, of which 93.0% was at a fixed rate and 98.2% of which was unsecured. As of December 31, 2020, our composite cost of funds was 3.13%.

Financial Highlights.    Our total revenues for the year ended December 31, 2020 decreased by 0.1% to $2.0 billion as compared to 2019. Despite the continued growth of our fleet, our revenues decreased due to a reduction in our aircraft sales, trading and other activity. Additionally, we were not able to recognize $49.4 million of rental revenue because collection was not reasonably assured for certain of our leases. Finally, we entered into lease restructurings, which typically included lease extensions, resulting in a decrease of approximately $49.2 million in revenue for the year ended December 31, 2020. During the year ended December 31, 2020, our net income available to common stockholders was $500.9 million compared to $575.2 million for the year ended December 31, 2019. Our diluted earnings per share for the full year 2020 was $4.39 compared to $5.09 for the full year 2019. The decrease in net income available to common stockholders in 2020 as compared to 2019 was primarily due to the decrease in revenues as discussed above and an increase in depreciation and interest expense from the growth of our fleet and due to our increased liquidity position, partially offset by a decrease in selling, general and administrative expenses.

Dividend Increase.    On November 5, 2020, our Board of Directors approved an increase in our quarterly cash dividend on our Class A Common Stock by approximately 7%, from $0.15 per share to $0.16 per share. This dividend paid on January 6, 2021 marked our 32nd consecutive dividend since we declared our first dividend in 2013, and our eighth dividend increase over that time.

Productivity.    As of December 31, 2020, we had 120 employees and $25.2 billion of total assets. Per employee, our revenue and net income available to common stockholders for the year ended December 31, 2020 was approximately $16.8 million and $4.2 million, respectively.

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 22, 2021 and is available at http://www.airleasecorp.com/investors.

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Stockholder Outreach and Executive Compensation Program Refinements

To better understand our investors’ perspectives regarding our executive compensation program, for the last several years we have engaged in stockholder outreach. After issuing our proxy statement in March 2020, we engaged with holders of over 55% of outstanding shares of Class A Common Stock (none of whom were our employees or directors) to specifically discuss our compensation philosophy and program and to listen to their feedback. We continued our outreach during 2020 and early 2021. The leadership development and compensation committee considered our stockholders’ views when making decisions about changes to our 2020 and 2021 compensation programs.

We continued to enhance our executive compensation program in response to evolving compensation practices and feedback from our stockholder engagement efforts, specifically by making the following responsive changes:

Demonstrated Responsiveness to Stockholder Feedback
Changes that Support Stronger Executive Pay with Company Performance Alignment
✓

Changed our Executive Chairman’s Annual Bonus.    Since 2018, we have structured our Executive Chairman’s annual bonus so that in lieu of cash he is granted a stock bonus award in the form of RSUs on the date the dollar amount of his annual bonus is determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs is equal to the dollar amount of his cash bonus in the applicable fiscal year divided by the closing price of our common stock on the date of grant. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year vesting period further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

As a result of this change in bonus structure, the only cash compensation that was paid to our Executive Chairman in 2018, 2019 and 2020 was his base salary.

✓

Streamlined the Performance Metrics for our Annual Bonus.    We simplified our bonus program and reduced the operating metrics from four to two. We continue to believe that focusing on two key operating metrics, each weighted 40%, simplifies the program to drive profitable growth effectively. 50% of the metrics focus on top-line performance and the remaining 50% focus on profitability. These metrics also provide greater transparency to stockholders because these performance metrics are reported in the Company’s SEC filed financial statements.

By streamlining our annual bonus plan structure and using equally weighted top-line and bottom-line performance metrics, we believe we have simplified our plan and further focused our executives on achieving profitable growth for our stockholders.

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✓	Changed our Book Value RSUs and Eliminated One-Year Performance Periods. We changed our Book Value RSUs in several ways to further drive long-term sustainable book value growth:
	○	Book Value RSUs cliff vest at the end of three years versus grants prior to 2018 that vested ratably each year over three years.
	○	Increased weighting of Book Value RSUs relative to TSR RSUs because we believe incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders.
	○	Revised the terms so that the opportunity associated with the Book Value RSUs can vary from 0%-200% of target.
As a result of the changes to our Book Value RSUs, all performance-based long-term incentive awards have three-year performance periods where performance is measured at the end of year three.
✓

75% of NEOs’ Long-Term Incentive Opportunity Awarded in Performance-Based Equity.    The long-term incentive opportunity for all of our Named Executive Officers (“NEOs”) is 100% equity-based and 75% of the total 2020 annual equity award for all NEOs was comprised of performance-based Book Value RSUs and TSR RSUs that have a three-year performance period. No NEO participates in our Deferred Cash Bonus Plan or otherwise has a cash-based long-term incentive opportunity.

The long-term incentive opportunity for all NEOs is 100% equity-based and 75% of the total 2020 annual equity award for all NEOs was comprised of performance-based Book Value RSUs and TSR RSUs.

✓

Developed Custom Benchmark Group.    In 2018, we developed a new, more refined benchmark group consisting of companies across diversified financial services and real estate investment trusts based on quantitative and qualitative factors, including company size, business model and financial profile. Based on a study prepared by the leadership development and compensation committee’s independent compensation consultant using 2019 data available from our custom benchmark group, the total direct 2020 compensation paid to our Chief Executive Officer and our Executive Chairman approximated below the median total direct compensation paid by the custom benchmark group members to their similarly situated executive officers.

We believe the data from the Custom Benchmark Group is valuable to the leadership development and compensation committee in determining the competitiveness of our compensation and any compensation adjustments.

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Executive Compensation Program

The leadership development and compensation committee designed our 2020 compensation program in February 2020 to incentivize, reward and retain leaders who create long-term value for our stockholders. Material components of our 2020 compensation program are included in the chart below.

Pay Element	Form	2020 Metrics		2020 Performance Link
Salary	Cash	N/A		N/A
Annual Incentive Plan	Cash/RSUs	Financial Metrics (80%)		✓	Revenue incentivizes our executives to grow our top line
		•	Total Revenue	✓	Adjusted return on equity keeps our executives focused on profitable growth and the efficient use of stockholders’ capital
		•	Adjusted Pre-tax Return on Common Equity

		Strategic Objective (20%)		✓	Our strategic objective is directly linked to our financial stability and revenue
		•	Meet or exceed cumulative aircraft placement goals through 2023
				✓	2020 bonus for our Executive Chairman was paid in RSUs that cliff vest two years from the grant date of February 19, 2021 for an effective three-year vesting period

Long-Term Incentive Plan	RSUs	•	Book Value (50%)	✓	Book value is a key value driver of stockholder value
		•	Relative TSR (25%)	✓	Relative TSR focuses executives on actions that will generate sustainable value creation
		•	Time-based RSUs (25%)	✓	Time-based RSUs provide a retention incentive

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Compensation Governance Best Practices

Another important objective of our executive compensation program is to incorporate pay and governance best practices, as highlighted below.

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus
✓	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 1%
✓	Tally Sheets
✓	Stock Ownership Guidelines (6x Base Salary for Chief Executive Officer)
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Hedging and Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Unvested Equity
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)

Stockholder Advisory Vote Approving Executive Compensation

Consistent with the recommendation of the Board and the majority of votes cast at the 2018 annual meeting of stockholders, the Company has currently determined that advisory votes to approve the executive compensation of the Company’s named executive officers will take place every year.

At our 2020 annual meeting of stockholders, the advisory vote to approve named executive officer compensation (“compensation proposal”) received the affirmative support of 95% of our stockholders represented at the meeting and entitled to vote on the matter. We believe this high degree of support on our 2020 compensation proposal demonstrates that stockholders support the recent enhancements we have made to our executive compensation program. In evaluating our executive compensation program, our leadership development and compensation committee considered the voting results for the compensation proposal, our stockholder outreach and other factors as discussed in this CD&A.

Compensation Program Overview and Objectives

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability. At the end of 2020, we had total assets of $25.2 billion and 120 employees. We believe that the ratio of employees to total revenues compares favorably to other companies in capital-intensive businesses. In addition to managing significant assets on a per employee basis, our team has delivered outstanding long-term performance at a very low cost to stockholders. In fact, in 2020 our entire compensation expense (for all employees) represented just 3.0% of revenues.

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Our executive compensation program also is designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. We also believe that ownership of our stock is critical to alignment with our stockholders and our 120 employees along with our independent directors collectively own approximately 7% of the Company.

How We Determine Compensation

Role of the leadership development and compensation committee.    The leadership development and compensation committee is composed of Ms. Krongard, Ms. McCaw, Mr. Larsen and Mr. Milton. Ms. Krongard was named the Chair on March 17, 2020. The committee oversees the design, administration and evaluation of our overall executive compensation program. The leadership development and compensation committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the Executive Chairman, evaluates their performance in light of those goals and objectives and recommends to the independent directors of the Board their compensation level based on this evaluation. It also approves the total compensation for the other NEOs. Each member of the leadership development and compensation committee must be an independent, non-employee director, as those terms are defined in SEC, NYSE and Internal Revenue Service rules. Among other things, the committee will at least annually:

•

Review and adjust (or recommend adjustments to) each NEO’s compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual’s particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation. As described below, annually we also assess the competitiveness of our NEOs compensation to determine if adjustments are warranted.

•

Consult with the leadership development and compensation committee’s independent compensation consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations and compensation best practices.

•	Consider specific input from stockholders on our executive compensation programs in the design of the next year’s executive compensation program.

•

Design annual incentive awards with quantitative factors and qualitative milestones applicable to all our officers that further our overall business objectives and approve award payouts based on performance actually achieved.

Role of Stockholder Input on Executive Compensation.    To better understand our investors’ perspectives regarding our executive compensation program, for the last several years we have engaged in stockholder outreach. We frequently speak with stockholders, including after issuing our proxy statement and again in the fall ahead of the leadership development and compensation committee meeting each February. That outreach and the changes made to our executive compensation program in response to that outreach are described more fully in the section titled Stockholder Outreach and Executive Compensation Program Refinements. As a result, over the last several years we made significant changes to our compensation program. In 2018, we changed the performance metrics for our NEOs annual cash bonus; changed the structure of our Executive Chairman’s annual bonus so that any bonus earned is paid in RSUs subject to vesting; changed our Book Value RSUs to eliminate one-year performance periods and moved to a three-year performance period instead to further drive long-term sustainable book value growth; and terminated our executive officers participating in the deferred cash bonus plan. We also developed a new, more refined benchmark group and believe that our NEOs’ total

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direct compensation is competitively positioned relative to similarly situated executives at the benchmark group companies. We encourage stockholders to reach out with any questions or feedback related to our compensation program, and we are committed to hearing from our stockholders as part of our annual outreach process.

Role of Management.    Neither the Chief Executive Officer nor the Executive Chairman has any role in determining his compensation or the compensation of the other. Moreover, they are not present when his compensation is discussed and approved by the leadership development and compensation committee or the Board of Directors. The committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Executive Chairman. None of our NEOs is present when his compensation is discussed by the leadership development and compensation committee. Our management administers all compensation and benefits programs, subject to the oversight of the leadership development and compensation committee. This delegation to management is strictly limited to implementation of the programs and does not include any discretion to make material decisions regarding the overall executive compensation program.

Role of Independent Compensation Consultant.    The leadership development and compensation committee has engaged Exequity as an independent compensation consultant to provide advice with respect to compensation decisions for our executive officers. The independent compensation consultant assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. The independent compensation consultant attends meetings of the leadership development and compensation committee by invitation, and committee members have direct access to the independent compensation consultant without management involvement. The independent compensation consultant will also consult with our senior executives as directed by the leadership development and compensation committee. The committee has the sole authority to hire and fire the independent compensation consultant. In order to help ensure impartiality and objectivity, the leadership development and compensation committee requires that the independent compensation consultant provide services only to the committee and not to management, absent specific committee approval. In 2020, Exequity did not perform any services unrelated to its leadership development and compensation committee engagement, including any separate work for our management or employees. The independence of Exequity has been evaluated in accordance with SEC and NYSE rules, and it has been determined that its work did not raise any conflicts of interest.

Peer Group and Benchmarking

We operate in a highly-specialized industry in which most of the companies are foreign, private or are subsidiaries of other large companies. For this reason, traditional industry-specific peer group benchmarking is challenging and would produce incomparable data.

Given that we have limited direct publicly-traded peers, it is equally challenging to find relevant and directly comparable compensation benchmarking data for our industry. Nevertheless, since 2012, Exequity has collected compensation information about similarly sized U.S.-based employers for the leadership development and compensation committee’s consideration derived from the entire S&P MidCap 400 Index. This is the group against which the Company benchmarks relative total stockholder return for TSR RSU performance purposes and reflects comparably capitalized companies regardless of industry affiliation.

Before 2018, the leadership development and compensation committee considered compensation data of selected diversified financial services firms from the Diversified Financial Services Benchmark. While the data was valuable to the committee, this benchmark group was large with 40 companies and included companies not relevant to the Company’s core business. As a result, in the fall of 2017 the leadership development and compensation committee asked Exequity to work with the Company to explore developing a new custom benchmark group.

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In developing the new custom benchmark group in early 2018, Exequity and the Company performed a comparative top-down and bottom-up business model analysis on companies that are publicly traded in the U.S. with market capitalization between $1 billion and $10 billion at that time. That analysis compared key characteristics of the Company’s business, including exposure to real assets, dependence on a highly skilled management team, credit exposure/underwriting expertise, and significant capital expenditures, to the characteristics of traditional and alternative asset managers, specialty finance lenders, insurance companies and REITs (real estate investment trusts). The analysis included all companies within the Diversified Financial Services Benchmark. A range of REITs were included because of their exposure to real assets, income from lease revenue, highly skilled management teams, large capital bases and significant capital expenditures. The remaining firms selected represent an array of asset management and specialty finance firms which the Company believes exhibit in-depth knowledge of their asset classes akin to the Company’s expertise in managing aircraft. A separate review was done of the companies that were within the Diversified Financial Services Benchmark but would not be included in the custom benchmark group. Companies such as institutional brokerage firms, information services companies and consumer finance companies were excluded from the new benchmark group given the disparity in their business models to aircraft leasing.

For 2020, the leadership development and compensation committee’s custom benchmark group consisted of the following companies (the “Custom Benchmark Group”):

2020 Custom Benchmark Group
Company	Trading Symbol	Market Cap ($MM)(1)		Employees(2)	Sector
Aircastle Limited (3)	AYR	$	NA	111	Financing/Leasing
Affiliated Managers Group, Inc.	AMG		5,950	4,000	Investment Management
Artisan Partners Asset Management, Inc.	APAM		3,955	453	Investment Management
Chimera Investment Corporation	CIM		2,363	41	REIT
Eaton Vance Corp.	EV		7,887	1,983	Investment Management
Empire State Realty Trust, Inc.	ESRT		1,599	755	REIT
Extra Space Storage, Inc.	EXR		15,219	4,013	REIT
Federal Realty Investment Trust	FRT		6,531	307	REIT
GATX Corporation	GATX		2,915	1,904	Financing/Leasing
Healthpeak Properties, Inc.	PEAK		16,276	217	REIT
Host Hotels & Resorts, Inc.	HST		10,320	163	REIT
Invesco Ltd.	IVZ		8,002	8,512	Investment Management
Kennedy-Wilson Holdings, Inc.	KW		2,529	202	REIT
Kilroy Realty Corporation	KRC		6,661	252	REIT
Legg Mason, Inc./Franklin Resources, Inc. (3)	LM/BEN		12,632	11,400	Investment Management
W.P. Carey Inc.	WPC		12,380	188	REIT
Median			$6,661	380
Average			$7,681	2,156
Air Lease Corp.			$5,057	120	Financing/Leasing
1.	As of December 31, 2020, from Bloomberg
2.	Based on applicable company’s most recent publicly reported information
3.

Aircastle Limited was removed from the 2021 Custom Benchmark Group as a result of being acquired in 2020. Franklin Resources, Inc. (BEN) acquired Legg Mason, Inc. in 2020, and was subsequently added to the 2021 Custom Benchmark Group.

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In order to assess the Company’s compensation competitiveness compared to the Custom Benchmark Group, in the beginning of 2020, Exequity utilized comparative data disclosed in publicly available proxy statements and other documents filed with the SEC and other databases to prepare a study comparing the NEOs’ compensation to the compensation paid by the Custom Benchmark Group members to their executives. Exequity’s study generally utilized compensation data for the 2018 calendar year, as that was the most recent compensation information available at the time of the study. The total direct compensation paid to our Chief Executive Officer and our Executive Chairman approximated the median total direct compensation paid by the Custom Benchmark Group members to their similarly situated executive officers, while the total direct compensation paid to our other NEOs was either slightly above or slightly below the median total direct compensation paid by the Custom Benchmark Group members to their similarly situated executive officers. Total direct compensation for this purpose means the sum of base salary, actual bonus earned and the grant date fair value of equity awards granted for the applicable year.

For 2020 actions, the leadership development and compensation committee considered data from the S&P MidCap 400 and the Custom Benchmark Group. External compensation data is considered holistically and represents potential labor markets for top executive talent for similar companies. The committee also viewed data for Aircastle Limited, which was the sole aircraft leasing company where compensation data was available and a member of the Custom Benchmark Group until it was acquired in March 2020. However, given the significant difference between our aircraft leasing business and the companies included in these data sources, our leadership development and compensation committee does not make explicit compensation decisions based on how our compensation practices compare, nor do they target compensation to a specific benchmark of this group of companies. We use this information as a starting point in our compensation review process, to supplement the collective knowledge and experience of our Board of Directors, senior executives and the compensation consultant. Our final compensation decisions continue to be based on individual performance and guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

Risk Management

We believe we have designed an executive compensation program as described below, which encourages long-term incentive goals for our NEOs and discourages executives from taking unnecessary risks that could threaten the long-term interests of our Company. We also base our executive rewards on a variety of internal performance measures (as explained below) to avoid an over reliance on any singular indicator of performance.

Compensation Program Safeguards

•

Align NEO’s compensation with stockholders: We believe that the best way to ensure our NEOs’ and other employees’ personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group beneficially own approximately 6% of our Class A Common Stock, and each NEO has made a meaningful personal investment in our stock.

•

Long-Term Incentive Program: Approximately 75% of our regular annual equity awards are tied to performance-based vesting conditions based on book value and total stockholder return metrics, as described in more detail in this CD&A.

○

Book Value: 50% of our long-term incentive-based compensation for 2020 and prior years have been tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Since 2018, awards tied to an increase in book value have only vested if, at the end of three years, the book value performance measure is met.

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○

Total Stockholder Return: Since 2012, a portion of our long-term incentive awards has been based on stockholder returns relative to a broad index. Awards tied to total stockholder returns vest at the end of three years if the performance measures are met. 25% of our 2020 annual equity award is tied to total stockholder return.

○	Time-Based: 25% of our 2020 annual equity awards are time-based and will vest annually in three annual installments on the anniversary of the grant.

•	Incentive Awards are Capped: We have also capped our short and long-term incentive opportunities;

○	Performance-based RSUs that vest based on book value and the total stockholder return (TSR) RSUs are capped at 200% of target to limit potential payouts even in instances of superior performance.

○	The annual bonuses of our Chief Executive Officer and our Executive Chairman are capped at 200% of target.

As an additional safeguard, our Board of Directors also adopted a clawback policy relating to incentive compensation and an anti-hedging or pledging policy as described below.

We believe that the above design safeguards align our executive incentives and corresponding payouts with stockholder value creation.

Also, annually, the leadership development and compensation committee, together with its independent compensation consultant, performs a compensation risk analysis of our compensation programs. In addition, the chair of our leadership development and compensation committee reports to, and discusses compensation risk issues with, the full Board of Directors.

Stock Ownership Guidelines

We also believe that our executives’ significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our Executive Chairman and Chief Executive Officer are each required to own Class A Common Stock equivalents with an aggregate market value equal to six times his annual rate of salary. As shown in the table below, both Mr. Plueger and Mr. Udvar-Házy beneficially own shares of our Class A Common Stock that far exceed their ownership requirements.

	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executive in Dollars(2)
John L. Plueger, Chief Executive Officer	6x	6,000,000	38x	38,230,481
Steven Udvar-Házy, Executive Chairman	6x	10,800,000	152x	275,342,823

1.	Based on 2020 Salary at December 31, 2020.
2.	Based on the closing price of the Company’s Class A Common Stock on March 9, 2021.

Each of our other executive officers is required to own Class A Common Stock equivalents with an aggregate market value equal to at least his or her annual rate of salary. Messrs. Chen, Levy and Willis each own shares of our Class A Common Stock that exceed this requirement. In addition, our guidelines require executive officers to retain 50% of after-tax profits realized from Company equity incentive awards until ownership guidelines are met. Class A Common Stock equivalents are shares of Class A Common Stock owned personally by an executive officer and shares of Class A Common Stock underlying unvested RSUs that are subject to time-based vesting only. Executive officers have five years from the time he or she becomes subject to the guidelines to achieve the required level of ownership.

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Policy Prohibiting Hedging and Pledging

The Company has an anti-hedging policy applicable to our directors and all employees, including our executive officers. These individuals are prohibited from engaging in hedging transactions such as short-term or speculative transactions in the Company’s securities, including our Class A Common Stock or any preferred stock. These transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. The anti-hedging policy applies regardless of whether such Company securities (i) were granted to the director or employee as part of their compensation and (ii) are held directly or indirectly by the director or employee. Directors and executive officers may not pledge their Company securities as collateral for a loan or in similar transactions.

Clawback Policy

In February 2014, our Board of Directors adopted a clawback policy. The policy provides that we will require reimbursement of any incentive payments to an executive officer which was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC, if our Board of Directors determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Elements of the Executive Compensation Program

We have three primary elements of our executive compensation program: annual compensation consisting of base salary, annual performance-based incentive bonuses and long-term equity incentive awards. Their significant performance-based compensation, coupled with their significant ownership of the Company’s equity, aligns each NEO’s interests with the interests of our stockholders.

Annual Compensation

Annual compensation is delivered in cash (or for Mr. Udvar-Házy, a combination of cash and RSUs) with a substantial variable portion at risk and contingent on the successful accomplishment of pre-established performance measures.

Base Salary

Base salary is the main “fixed” component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive’s position. Another factor that we consider extremely important is the experience of each NEO in our industry. We review salaries annually and consider possible merit increases, increases in connection with promotions and changes in responsibilities and market competitive factors.

None of our NEOs are guaranteed an annual salary increase. The salaries for Messrs. Plueger and Udvar-Házy remained unchanged since 2016. For Mr. Udvar-Házy, his 2020 base salary was the only cash compensation he received in 2020, as his 2020 annual bonus was paid in RSUs that are subject to an additional two-year vesting requirement. The base salaries of the other NEOs are determined by the leadership development and compensation committee, with the input of Messrs. Plueger and Udvar-Házy taking into consideration the objectives and philosophies of our overall executive compensation program, including market information.

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The 2020 base salary percentage changes for our NEO’s compared to 2019 are as follows:

Title	Increase % compared to 2019
Chief Executive Officer and President	0%
Executive Chairman	0%
Executive Vice President & Managing Director, Asia	0%
Executive Vice President	0%
Executive Vice President & Chief Financial Officer	3.08%

Performance-Based Annual Incentives

Annual performance-based incentives are earned under the terms of our Annual Cash Bonus Plan. All of the NEOs and our other officers are eligible to participate in the Annual Cash Bonus Plan. These annual performance-based bonuses are paid to drive the achievement of key business results for the year and to recognize individuals based on their contributions to those results.

The leadership development and compensation committee establishes performance guidelines for bonus payments (“performance measures”). These performance measures are developed taking into account the Company’s applicable fiscal year business plan and its long-term strategy. They also take into consideration expectations regarding the probability of achieving certain performance goals and include “stretch” goals that are supported by the business plan. Performance measures are set at the beginning of the performance period. The leadership development and compensation committee retains the discretion to reduce any NEO’s incentive award otherwise becoming payable on any basis it deems appropriate (such as its assessment of the Company’s performance or the NEO’s individual performance).

The formula for determining annual performance-based bonuses at the end of the year is:

Target Award × Company Performance Factor × Individual Performance Factor

2020 Performance Measures

For 2020, the leadership development and compensation committee developed the following performance measures:

Performance Measures	Component Weighting	Link to Strategy
Total Revenue	40%	Incentivizes top line growth
Adjusted Pre-tax Return on Common Equity (1)	40%	Incentivizes profitable growth and efficient use of stockholders’ capital
Strategic Objective Cumulative Placement of Aircraft through 2023	20%	Limits future placement risk and provides visibility to future cash flow
(1)	As defined and reported in the Company’s financial statements as filed with the SEC.

For 2020 performance, the leadership development and compensation committee measured our performance to these operating performance measures and strategic goal, using a rating scale based on expectations as follows: 0% - did not meet expectations, 80% - mostly meets expectations, 100% - meets expectations, 120% - exceeds expectations and 200% - significantly exceeds expectations. We believe our interpolation methodology aligns company performance and executive compensation for performance results between the minimum and target performance levels, and between the target and maximum performance levels.

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In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs on February 19, 2021, the date the amount of his 2020 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to the dollar amount of his 2020 cash bonus divided by the closing price of our Class A Common Stock on the date of grant. The amount of the bonus was determined under the bonus framework described above. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

2020 Operating Performance Measures Compared to 2019

The leadership development and compensation committee also continued its practice of establishing rigorous goals tied to key operating performance measures, when appropriate. The tables below show the 2020 goals at ‘Target’ compared to (a) 2019 Target (table 1) and (b) to 2019 Actual Performance (table 2).

Performance Measures	2020 Target	2019 Target	Increase/ Decrease	% Increase/ Decrease Target
Total Revenue	$2,139	$2,027	$112	5.5%
Adjusted Pre-tax Return on Common Equity*	14.1%	15.1%	(1.0%)	(6.6%)

Performance Measures	2020 Target	2019 Actual	Increase/ Decrease	% Increase/ Decrease
Total Revenue	$2,139	$2,017	$122	20.7%
Adjusted Pre-tax Return on Common Equity*	14.1%	15.4%	(1.3%)	(8.4%)

*	Adjusted pre-tax return on common equity is defined and reported in the Company’s financial statements.

Total revenue and adjusted pre-tax return on common equity are metrics that used together can measure growth in our top-line performance and profitability on a year-over-year basis. Compared to actual 2019 results, we lowered our adjusted pre-tax return on common equity target to 14.1%. This reduction was primarily due to an expectation that the Company would continue to operate below its long-term debt-to-equity ratio target of 2.5x and would have lower aircraft sales volumes.

2020 Performance Measures Results

The weighted earned payout based on company performance for 2020 (Company Performance Factor) was 40%. A summary of these performance measures as well as the related fiscal 2020 results are as follows (dollars in millions):

Performance Measure	2020					Fiscal 2020 Result (Actual)
	Did Not Meet	Mostly Meets	Meets	Exceeds	Significantly Exceeds		Interpolated Payout	Component Weighting	Weighted Payout
Overall Revenues	$2,039	$2,114	$2,139	$2,164	$2,239	$2,015	0%	40%	0%
Adjusted Pre-tax Return on Common Equity*	13.4%	13.9%	14.1%	14.2%	14.7%	12.4%	0%	40%	0%
Strategic Goal								20%	40%
Total (Company Performance Factor)									40%

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Strategic Goal	Performance to Strategic Goal
Cumulative placement of aircraft through 2023	We ended 2020 with 73% lease placement through 2023, significantly exceeding expectations.

*	Adjusted pre-tax return on common equity is defined and reported in the Company’s financial statements.

The weighted earned payout of 40% reflects the Company’s ability to place and retain placements of our orderbook aircraft in 2020 despite unprecedented challenges in the aviation industry. When the leadership development and compensation committee established the operating performance measures in February 2020, the magnitude of the COVID-19 pandemic on the aviation industry and our business could not have been anticipated. Our revenues were flat year-over-year and fell short of our lowest targeted performance level and our adjusted pre-tax return on common equity also fell short of our targeted performance levels. Even though the revenue and adjusted pre-tax return on common equity targets were established in February 2020 before the onset of the COVID-19 pandemic, we did not make any adjustments to the original targets to take into account the financial impacts of the pandemic on our business.

With respect to our strategic objective, the leadership development and compensation committee quantitatively, and as applicable, qualitatively assesses the Company’s performance of its strategic objective. The committee measured our performance to the strategic goal, using a rating scale versus expectations as follows: 0% - did not meet, 80% - mostly meets, 100% - meets, 120% - exceeds and 200% - significantly exceeds. If the goal meets expectations, payout is at 100% and if the goal significantly exceeds expectations, payout is at 200%. Results between the points are interpolated on a linear basis.

2020 Individual Opportunities and Performance Results

Each NEO had the opportunity to earn his target award (a percentage of base salary) based on Company performance, as modified by an individual performance factor (determined by the leadership development and compensation committee for 2020 to be between 0% and 120%), based on the achievement relative to individual performance goals. In the case of our Executive Chairman and our Chief Executive Officer, in no event can the award be in excess of 200% of target. We believe this individual performance modifier—which includes 100% downside leverage and only 20% upside leverage—provides the leadership development and compensation committee with the ability to adjust each individual NEO’s bonus opportunity to reflect the individual’s performance during the year.

In considering the individual performance of each of the NEOs, the leadership development and compensation committee took into account, among other things, their individual contributions to leadership within the Company, including their response to the extremely challenging conditions in the aviation industry as a result of the impact of the COVID-19 pandemic.

The leadership development and compensation committee recognized Messrs. Plueger’s and Udvar-Házy’s individual contributions leading the Company during the pandemic. The committee recognized Mr. Chen’s contributions within Asia. The committee recognized Mr. Levy’s management of our airframe and engine manufacturing agreements. The committee recognized Mr. Willis’ facilitating highly successful financing transactions and increasing the Company’s liquidity in response to the pandemic.

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2020 Annual Performance-Based Bonus Results

After evaluating the Company’s performance relative to the guidelines established at the beginning of 2020 and taking into account individual contributions in 2020, our leadership development and compensation committee awarded Messrs. Chen, Levy, and Willis annual cash performance bonuses in the amounts set forth below and the committee approved and recommended, and our independent Board of Directors approved, annual cash performance bonuses for Messrs. Udvar-Házy and Plueger in the amounts set forth below.

Name	Target Bonus	Corporate Factor	Individual Factor	Actual Bonus
Mr. Plueger	$1,500,000	40%	100%*	$600,000
Mr. Udvar-Házy**	$2,160,000	40%	100%*	$864,000
Mr. Chen	$930,000	40%	100%	$372,000
Mr. Levy	$820,000	40%	105%	$344,400
Mr. Willis	$670,000	40%	110%	$294,800

*

Except for any highly unusual circumstances, the leadership development and compensation committee and our Board of Directors deem that the Individual Factor assigned for our Chief Executive Officer and our Executive Chairman will be 100% so that their bonus is the Corporate Factor.

**

Our Executive Chairman’s 2020 annual bonus is structured so that in lieu of cash he was granted a stock bonus award in the form of restricted stock units (“RSUs”) on February 19, 2021, the date the dollar amount of his 2020 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to $864,000 (the dollar amount of his 2020 cash bonus) divided by $44.98 (the closing price of our common stock on February 19, 2021). We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Long-Term Equity Incentive Awards

Philosophy of Awarding Performance-Based Equity Incentive Compensation.    Consistent with our executive compensation objectives, the leadership development and compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide long-term equity incentive compensation comprised of both performance-based and time-based equity awards. In determining the value of annual long-term equity grants, the leadership development and compensation committee considers the executive’s total compensation, target cash, mix of long-term and short-term compensation and internal guidelines.

On February 13, 2020, we made long-term equity incentive awards to all of our NEOs as part of our planned equity grant cycle. These long-term equity incentive awards were in the form of Book Value and TSR performance awards and Time-based RSU awards. These awards were made under our 2014 Equity Incentive Plan. All RSUs awarded in 2020 are denominated in share units, each of which is equivalent to one share of our Class A Common Stock.

Our leadership development and compensation committee established an overall value for each executive officer and applied a mix of 50% Book Value RSUs that vest based on attainment of book value goals, 25% TSR RSUs that vest based on attainment of total stockholder return goals, and 25% Time-based RSUs that vest in three annual installments. The weighting resulted in 75% of each executive officer’s 2020 annual award being comprised of performance-based Book Value RSUs and TSR RSUs.

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The leadership development and compensation committee believes that a mix of both Book Value RSUs and TSR RSUs created a balanced performance-based incentive because the RSUs provide executives with the incentive to steadily increase the book value of the Company while also seeking an overall increase in total stockholder return over a three-year period. In 2020, the committee continued to more heavily weight Book Value RSUs relative to TSR RSUs because it believed that incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders and create a mix of incentives that we believe will drive long-term performance.

The chart below shows the number of shares of Class A Common Stock underlying the 2020 long-term incentive awards at the time of grant:

	Target / Maximum Number of Book Value RSUs	Target / Maximum Number of TSR RSUs	Number of Time-based RSRs
Mr. Plueger	46,769/93,538	23,384/46,768	23,384
Mr. Udvar-Házy	31,250/62,500	15,625/31,250	15,625
Mr. Chen	10,888/21,776	5,444/10,888	5,444
Mr. Levy	9,600/19,200	4,800/9,600	4,800
Mr. Willis	11,519/23,038	5,759/11,518	5,759

Book Value RSUs.    The Book Value RSUs, which comprised 50% of the total 2020 annual award and vest on the attainment of book value goals at the end of the three-year performance period, provide the executives the incentive to increase the book value of the Company.

The degree to which the 2020 Book Value RSUs will vest will depend on whether the Company, over a three-year performance period, meets the book value performance measure. The leadership development and compensation committee reset the beginning per share book value for the 2020 Book Value RSU grants to the actual book value per share on December 31, 2019. The Company’s per share book value must increase by more than 18% from December 31, 2019 to December 31, 2022 for any of the shares to vest at the end of the three-year performance period and by 27% over the three-year performance period for the target number of Book Value RSUs to vest. The maximum number of Book Value RSUs would only be eligible to vest if we achieve a maximum per share book value growth target that is significantly higher than the threshold and target performance levels. Because the Company is a capital-intensive business (acquiring and leasing commercial aircraft), the book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value.

TSR RSUs.    TSR RSUs comprise 25% of the 2020 annual award. The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2020 through December 31, 2022, will depend on our ranking within the S&P MidCap 400 Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Percentage
85th or higher	200%
70th	150%
55th	100%
40th	50%
below 25th	0%

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The Company’s TSR is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management’s achievement of long-term growth in stockholder value. Comparing the Company’s TSR over a specified period of time to index companies’ returns over the same period of time is an objective external measure of the Company’s effectiveness in translating its results into stockholder returns. The committee uses the TSR goals against the S&P MidCap 400 Index as the leadership development and compensation committee believes it represents a broad range of investment alternatives with similar market capitalization as our Company. The committee also believes that tying a portion of our executive compensation to stockholder returns measured against stockholder returns of similarly capitalized companies emphasizes our pay-for-performance philosophy. As previously discussed, we operate in a highly specialized industry with a finite number of other direct comparator companies, many of which are foreign, private or are subsidiaries of other companies. For this reason, traditional industry-specific peer group benchmarking is challenging and would produce incomparable data.

Time-Based RSUs.    The Time-based RSUs, which comprise 25% of the total 2020 annual award, provide a retention incentive and vest in three annual installments of 33% on February 13, 2021, 33% on February 13, 2022, and 34% on February 13, 2023.

Vesting of Performance Awards Previously Granted.    The Company’s December 31, 2020 per share book value was $51.14 and 87% of the February 20, 2018 Book Value RSUs vested. The underlying shares were released and issued in accordance with their terms on February 22, 2021. Just like 2020 annual bonuses, we did not make any adjustments to the original per share book value targets to take into account the financial impacts of the pandemic on our business.

Also, on February 22, 2021, 50% of TSR RSUs that were granted on February 20, 2018 were released as the Company’s percentile ranking within the S&P MidCap 400 Index at the end of the three-year performance period on December 31, 2020 was 40%.

Other Compensation

Retirement Programs.    We maintain a 401(k) savings plan for our employees and, under the terms of the plan, will make matching contributions in amounts equal to 116% of up to 6% of the contributions made by each NEO.

Benefits and Perquisites.    Our NEOs generally receive the same healthcare benefits as our other employees. We pay Mr. Plueger’s premiums for a $2.0 million term life insurance policy payable to his beneficiaries and we pay Mr. Udvar-Házy’s premiums for a $5.0 million term life insurance policy payable to his beneficiaries. In addition, we pay the premiums for Messrs. Plueger, Udvar-Házy, Chen, Levy and Willis under our group term life insurance program, in which all of our employees participate.

Overseas Housing and Tax Equalization.    In early 2019 the Company established a new office in Hong Kong. Mr. Chen is an employee of the Company and the Company’s subsidiary in Hong Kong. Because he has dual employment and spends time at the Company’s office in Los Angeles and its subsidiary’s office in Hong Kong, he maintains two residences. The Company, with the approval of the leadership development and compensation committee, pays for Mr. Chen’s housing in Hong Kong and provides Mr. Chen a tax gross-up for such amounts. The Company also provides tax equalization payments.

Personal Use of Company Aircraft.    The Board of Directors adopted a travel policy that requires the Chief Executive Officer and President and the Executive Chairman to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. In 2020, the incremental cost of Messrs. Plueger’s and Udvar-Házy’s personal use of Company aircraft was approximately $36,102 and $65,408, respectively.

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Executive Severance Plan

Under the Air Lease Corporation Executive Severance Plan effective as of February 21, 2017, as amended, Company employees who are vice presidents and above, who are designated by the leadership development and compensation committee (or persons appointed by the committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The committee has designated our executives and senior vice presidents as participants. The Executive Chairman of the Board of Directors and the Chief Executive Officer and President of the Company are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Executive Severance Plan.

2021 Executive Compensation Program

As described above, in determining 2021 target compensation, the leadership development and compensation committee considered, among other things, data from the S&P MidCap 400 and the Custom Benchmark Group for 2021, and then compared the proposed 2021 compensation to 2020 target compensation for each NEO. Specifically, the committee analyzed base salary, actual bonus paid, long-term incentive and total compensation. The committee compared each element of the Company’s compensation and total compensation to that of the Custom Benchmark Group for 2021 and the S&P MidCap 400 relative to the 25th, 50th, and 75th percentile. The leadership development and compensation committee also reviewed the mix of pay and compared that to the Custom Benchmark Group for 2021 and S&P MidCap 400. Consideration of this analysis was critical to the committee’s decision to change the design of the 2021 executive compensation program.

Annual Compensation

Base Salary.    The 2021 base salaries for Messrs. Plueger, Udvar-Házy, Chen and Levy did not change. The 2021 base salary for Mr. Willis increased from $670,000 to $700,000. In determining our NEO’s base salaries, the leadership development and compensation committee considered the market information described above.

Performance-Based Annual Incentives.    Subject to the achievement of key business results for 2021, we plan to pay performance-based annual incentives for 2021 to recognize individuals based on their contributions to those results. The leadership development and compensation committee developed the following 2021 performance-based guidelines for the payment of annual incentive awards to our NEOs:

Performance Measures	Component Weighting
Total Revenue	30%
Adjusted Pre-tax Return on Common Equity	30%

Strategic Objectives Cumulative Placement of Aircraft Through 2023	20%
Aircraft Utilization*	20%

*	As disclosed in the Company’s 2021 Annual Report on Form 10-K

For 2021, because of the impact the COVID-19 pandemic has had on our industry, customers, and our business, the leadership development and compensation committee added a performance measure tied to the Company’s lease utilization rate at the end of 2021, with a weighting of 20%. The lease utilization rate is calculated based on the number of days each aircraft we own was subject to a lease or letter of intent during the year, weighted by the net book value of the aircraft. This performance measure focuses management on ensuring our aircraft are leased during a time when an increased number of aircraft around the world are off-lease and parked and not generating any revenue.

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Mr. Udvar-Házy’s 2021 annual incentive will continue to be paid in a stock bonus award in the form of RSUs that have a grant date value equal to the amount of his incentive earned for 2021 performance, and will cliff vest two years from the date of grant, which will not occur until the amount of the annual bonus is determined in 2022. As a result, Mr. Udvar-Házy’s annual incentive will not be paid in cash. We continue to believe denominating our Executive Chairman’s annual bonus in stock and effectively requiring a three-year period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Long-Term Equity Incentive Awards

We made long-term equity incentive awards to each of our NEOs (the “2021 Awards”) on February 25, 2021 under the 2014 Equity Incentive Plan. These long-term equity incentive awards were in the form of Book Value and TSR RSU performance-based awards and Time-based RSU awards. For 2021, because of the challenges in forecasting the Company’s performance in 2021 due to the COVID-19 pandemic, we increased the percentage of the Time-based RSUs, and decreased the percentage of performance-based Book Value RSUs, each by 10%. The leadership development and compensation committee believes that a mix of Book Value RSUs and TSR RSUs with an increased weighting of Book Value RSUs relative to TSR RSUs, creates a balanced performance-based incentive. The committee believes that such a mix that incentivizes the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders and create a mix of incentives that will drive long-term performance.

The Book Value RSUs, which comprise 40% of the total 2021 Award, provide the executives with the incentive to increase the book value of the Company. The degree to which the 2021 Book Value RSUs will vest will depend on whether the Company, over a three-year performance period, meets the book value performance measure. The leadership development and compensation committee reset the beginning per share book value for the 2021 Book Value RSUs grants to the actual book value per share on December 31, 2020, so that the Company’s per share book value must increase from December 31, 2020 to December 31, 2023 for the shares to vest at the end of the three-year performance period. The 2021 Book Value RSUs cliff vest at the end of three years. Because the Company is a capital-intensive business (acquiring and leasing commercial aircraft), the book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value.

The TSR RSUs, which comprise 25% of the total 2021 Award, provide an incentive for the executives during the same three-year performance period to seek an overall increase in TSR.

The Time-based RSUs, which comprise 35% of the total 2021 Award, provide a retention incentive and vest in three annual installments of 33%, 33%, and 34% on February 25th in each of 2022, 2023, and 2024, respectively.

The chart below shows the number of shares of Class A Common Stock underlying the 2021 Awards at the time of grant:

	Target / Maximum Number of Book Value RSUs	Target / Maximum Number of TSR RSUs	Number of Time-based RSUs
Mr. Plueger	42,612/85,224	26,633/53,266	37,286
Mr. Udvar-Házy	29,088/58,176	18,179/36,358	25,452
Mr. Chen	8,779/17,558	5,487/10,974	7,681
Mr. Levy	7,754/15,508	4,846/9,692	6,784
Mr. Willis	9,372/18,744	5,858/11,716	8,201

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Tax and Accounting Considerations

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. However, certain amounts payable to executives pursuant to written binding contracts that were in effect on November 2, 2017, including certain awards granted before November 2, 2017, that were based upon attaining pre-established performance measures that were set by the leadership development and compensation committee under a plan approved by our stockholders, may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the leadership development and compensation committee notes this deductibility limitation. However, the committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible. Section 409A of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the leadership development and compensation committee when determining equity-based compensation awards.

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis set forth above. The leadership development and compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the leadership development and compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Leadership Development and Compensation Committee

Cheryl Gordon Krongard, Chair

Marshall O. Larsen

Susan McCaw

Robert A. Milton

The foregoing report of the leadership development and compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

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Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation paid to or earned by our NEOs during the fiscal years ended December 31, 2020, 2019 and 2018.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards* ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All other compensation ($)(3)	Total ($)
John L. Plueger Chief Executive Officer and President	2020	1,000,000	—	4,250,305		600,000		143,510	5,993,815
	2019	1,000,000	—	4,717,149		2,055,000		123,790	7,895,939
	2018	1,000,000	—	4,147,671		2,400,000		124,519	7,672,190
Steven F. Udvar-Házy Executive Chairman	2020	1,800,000	—	3,704,010	(4)	—	(4)	280,990	5,785,000
	2019	1,800,000	—	6,036,593	(4)	—	(4)	282,928	8,119,521
	2018	1,800,000	—	6,030,066		—	(4)	254,300	8,084,366
Jie Chen Executive Vice President & Managing Director, Asia	2020	930,000	—	989,497		372,000		216,887	2,508,384
	2019	930,000	—	1,319,075		1,274,100		216,141	3,739,316
	2018	930,000	—	987,402		1,562,400		42,795	3,522,597
Grant A. Levy Executive Vice President	2020	820,000	—	872,445		344,400		44,960	2,081,805
	2019	820,000	—	1,032,400		1,123,400		43,740	3,019,540
	2018	820,000	—	878,698		1,312,000		43,088	3,053,786
Gregory B. Willis	2020	666,667	—	1,046,798		294,800		34,227	2,042,492
Executive Vice President and Chief Financial Officer	2019	646,667	—	999,304		890,500		45,032	2,581,503
	2018	626,667	—	674,290		1,008,000		32,935	2,341,892

*	Stock awards consist of RSUs relating to shares of our Class A Common Stock.

(1)

Stock Awards:    Except as noted in footnote 4, these amounts represent the aggregate grant date fair value of awards of RSUs granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEO, are included in Note 11 “Stock Based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The value of the full award for each of Messrs. Plueger, Udvar-Házy, Chen, Levy and Willis at 200% maximum performance for the Book Value and TSR RSUs is $7,441,315, $5,836,186, $1,732,381, $1,527,450, and $1,832,713.

(2)

Non-Equity Incentive Plan Compensation:    The amount set forth for each of Messrs. Plueger, Chen, Levy, and Willis represents his annual incentive award for 2020. In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs on February 19, 2021, the date the amount of his 2020 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs granted to Mr. Udvar-Hazy are equal to the dollar amount of his 2020 cash bonus divided by the closing price of our common stock on the date of grant.

(3)

Premium Payments:    In 2020, we paid premiums on term life insurance and long-term supplemental disability policies for Messrs. Plueger, Udvar-Házy, Chen, Levy, and Willis, in the aggregate amounts of $77,248, $185,422, $13,251, $14,800, and $11,607 respectively.

401(k) Employer Matching Contributions:    In 2020, we made matching contributions to a 401(k) savings plan that we maintain for our employees of $30,160 for each of Messrs. Plueger, Udvar-Házy, Chen, and Levy and $22,620 for Mr. Willis, in accordance with our policy.

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Overseas Housing:    In 2020, we provided Mr. Chen with an overseas housing benefit valued at $160,255 in connection with his work supporting our activities in Hong Kong. $75,881 represents the fair market value of housing lease payments made on behalf of Mr. Chen, and $84,374 represents the tax gross-up for tax year ending December 31, 2020, according to the terms set out in his employment arrangements.

Tax Equalization:    In 2020, we also provided Mr. Chen with $13,221 in tax equalization payments in relation to the 2019 tax year and in connection with his position as President of our Hong Kong subsidiary. $6,260 represents the tax settlement amount and $6,961 represents the tax gross-up, according to the terms set out in his employment arrangements.

Personal Aircraft Usage:    In 2020, the incremental cost of the personal use of the Company aircraft for Messrs. Plueger and Udvar-Hazy was $36,102 and $65,408 (see disclosure of Messrs. Plueger and Udvar-Házy’s personal use of company aircraft under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Personal Use of Company Aircraft).

(4)

Beginning in 2018, in lieu of Mr. Udvar-Házy’s annual cash bonus, he was granted a stock bonus award in the form of RSUs. These RSUs cliff vest on the second anniversary of the date of grant. For his 2020 annual cash bonus the number of RSUs was equal to $864,000 (the dollar amount of his 2020 cash bonus) divided by $44.98 (the closing price of our common stock on February 19, 2021). The value of these RSUs is included in the “Stock Awards” column which also includes the value of Mr. Udvar-Házy’s annual RSU of $2,839,990.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2020.

			Estimated future payouts under Non-equity incentive plan awards		Estimated future payouts under Equity incentive plan awards					All Other Stock Awards #	Grant date fair value of stock and option awards $(4)
Name	Grant date(s)(1)	Type of award	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)		Maximum (#)(3)
Mr. Plueger
		Annual Bonus	1,500,000	3,000,000	—	—		—		—	—
	2/13/2020	Book Value RSU	—	—	37,415	46,769		93,538		—	2,118,636
	2/13/2020	TSR RSU	—	—	5,846	23,384		46,768		—	1,072,374
	2/13/2020	Time Vesting RSU	—	—	—	—		—		23,384	1,059,295
Mr. Udvar-Házy
		Annual Bonus	—	—	—	2,160,000	(5)	4,320,000	(5)	—	—
	2/13/2020	Book Value RSU	—	—	25,000	31,250		62,500		—	1,415,625
	2/13/2020	TSR RSU	—	—	3,906	15,625		31,250		—	716,552
	2/13/2020	Time Vesting RSU	—	—	—	—		—		15,625	707,813
Mr. Chen
		Annual Bonus	930,000	1,860,000	—	—		—		—	—
	2/13/2020	Book Value RSU	—	—	8,710	10,888		21,776		—	493,226
	2/13/2020	TSR RSU	—	—	1,361	5,444		10,888		—	249,658
	2/13/2020	Time Vesting RSU	—	—	—	—		—		5,444	246,613
Mr. Levy
		Annual Bonus	820,000	1,640,000	—	—		—		—	—
	2/13/2020	Book Value RSU	—	—	7,680	9,600		19,200		—	434,880
	2/13/2020	TSR RSU	—	—	1,200	4,800		9,600		—	220,125
	2/13/2020	Time Vesting RSU	—	—	—	—		—		4,800	217,440
Mr. Willis
		Annual Bonus	670,000	1,340,000	—	—		—		—	—
	2/13/2020	Book Value RSU	—	—	9,215	11,519		23,038		—	521,811
	2/13/2020	TSR RSU	—	—	1,440	5,759		11,518		—	264,104
	2/13/2020	Time Vesting RSU	—	—	—	—		—		5,759	260,883

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(1)	Grant Date: The grant date for the RSU award is the effective date of grant approved by the leadership development and compensation committee of our Board of Directors.

(2)

Estimated future payouts under Equity incentive plan awards Threshold:    (i) Represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases 26% resulting in an 80% payout as of December 31, 2022, and (ii) represents the number of shares issuable under total stockholder return (TSR) RSUs if the company’s ranking within the S&P MidCap 400 Index is at the 25th percentile as of December 31, 2022.

(3)

Estimated future payouts under Equity incentive plan Maximum:    (i) Represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases resulting in a 200% payout as of December 31, 2022, and (ii) represents the number of shares issuable under TSR RSUs if the company’s ranking within the S&P MidCap 400 Index is at 85th percentile or higher as of December 31, 2022.

(4)

Grant date fair value of stock and option awards:    The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 11 “Stock Based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(5)

Grant date fair value of stock and option awards:    In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs that cliff vest on the second anniversary of the date of grant. The number of RSUs granted are equal to the dollar amount of Mr. Udvar-Házy’s 2020 cash bonus divided by the closing price of our common stock on the date of grant.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2020.

	Option awards*				Stock awards
Name	Grant date	Number of securities underlying unexercised options (#)(1) Exercisable	Option exercise price ($)	Option expiration date	Number of Units that have not vested	Market value of Units that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(2)
Mr. Plueger	2/20/2018	—	—	—	—	—	37,795(3)	1,678,854
	2/20/2018	—	—	—	—	—	10,860(4)	482,401
	2/20/2018	—	—	—	7,387(5)	328,131	—	—
	2/20/2019	—	—	—	—	—	59,007 (6)	2,621,091
	2/20/2019	—	—	—	—	—	29,502(7)	1,310,479
	2/20/2019	—	—	—	19,767(8)	878,050	—	—
	2/13/2020	—	—	—	—	—	46,769(9)	2,077,479
	2/13/2020	—	—	—	—	—	23,384(10)	1,038,717
	2/13/2020	—	—	—	23,384(11)	1,038,717	—	—
Mr. Udvar-Házy	3/26/2018	—	—	—	—	—	24,657(3)	1,095,264
	3/26/2018	—	—	—	—	—	7,085(4)	314,716
	3/26/2018	—	—	—	4,818(5)	214,016	—	—
	2/20/2019	—	—	—	—	—	38,496(6)	1,709,992
	2/20/2019	—	—	—	—	—	19,246(7)	854,907
	2/20/2019	—	—	—	12,895(8)	572,796	—	—
	2/20/2019	—	—	—	90,188(12)	4,006,151	—	—
	2/13/2020	—	—	—	—	—	31,250(9)	1,388,125
	2/13/2020	—	—	—	—	—	15,625(10)	694,063
	2/13/2020	—	—	—	15,625(11)	694,063	—	—
	2/13/2020	—	—	—	65,325(13)	2,901,737	—	—
Mr. Chen	4/25/2011	50,000	28.80	4/25/2021	—	—	—	—
	2/20/2018	—	—	—	—	—	8,997(3)	399,647
	2/20/2018	—	—	—	—	—	2,585(4)	114,826
	2/20/2018	—	—	—	1,759(5)	78,135	—	—
	2/20/2019	—	—	—	—	—	16,502(6)	733,019
	2/20/2019	—	—	—	—	—	8,249(7)	366,421
	2/20/2019	—	—	—	5,527(8)	245,509	—	—
	2/13/2020	—	—	—	—	—	10,888 (9)	483,645
	2/13/2020	—	—	—	—	—	5,444 (10)	241,822
	2/13/2020				5,444(11)	241,822	—	—
Mr. Levy	2/20/2018	—	—	—	—	—	8,008(3)	355,715
	2/20/2018	—	—	—	—	—	2,300(4)	102,166
	2/20/2018	—	—	—	1,565(5)	69,517	—	—
	2/20/2019	—	—	—	—	—	12,914(6)	573,640
	2/20/2019	—	—	—	—	—	6,457(7)	286,820
	2/20/2019	—	—	—	4,327(8)	192,205	—	—
	2/13/2020	—	—	—	—	—	9,600(9)	426,432
	2/13/2020	—	—	—	—	—	4,800(10)	213,216
	2/13/2020	—	—	—	4,800(11)	213,216	—	—
Mr. Willis	2/20/2018	—	—	—	—	—	6,144(3)	272,916
	2/20/2018	—	—	—	—	—	1,765(4)	78,401
	2/20/2018	—	—	—	1,201(5)	53,348	—	—
	2/20/2019	—	—	—	—	—	12,500(6)	555,250
	2/20/2019	—	—	—	—	—	6,250(7)	277,625
	2/20/2019	—	—	—	4,188(8)	186,031	—	—
	2/13/2020	—	—	—	—	—	11,519(9)	511,674
	2/13/2020	—	—	—	—	—	5,759(10)	255,815
	2/13/2020	—	—	—	5,759(11)	255,815	—	—

*	Shares underlying the Option Awards and Stock Awards are shares of Class A Common Stock.

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(1)	All of the Option Awards were granted under our Amended and Restated 2010 Equity Incentive Plan and have vested.

(2)	The market value shown is based on the closing price of our Class A Common Stock as of December 31, 2020, which was $44.42.

(3)

The Book Value RSUs granted to our NEOs on February 20, 2018, cliff vest at the end of the three-year performance period, which commenced on January 1, 2018, but only if the Company has met certain per share book value targets as of December 31, 2020. 87% of the Book Value RSUs vested on December 31, 2020 and were released in February 2021.

(4)

The TSR RSUs granted to our NEOs on February 20, 2018, cliff vest at the end of the three-year performance period, which runs from January 1, 2018, through December 31, 2020, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. 50% of the TSR RSUs vested on December 31, 2020 and were released in February 2021.

(5)

The Time Vesting RSUs granted to our NEOs on February 20, 2018, vest annually in three installments. The first installment of 33% vested on February 20, 2019, the second installment of 33% vested on February 20, 2020, and the third installment of 34% vested on February 20, 2021.

(6)

The Book Value RSUs granted to our NEOs on February 20, 2019, cliff vest at the end of the three-year performance period, which commenced on January 1, 2019, but only if the Company has met certain per share book value targets as of December 31, 2021. The number of Book Value RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(7)

The TSR RSUs granted to our NEOs on February 20, 2019, cliff vest at the end of the three-year performance period, which runs from January 1, 2019 through December 31, 2021, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(8)

The Time Vesting RSUs granted to our NEOs on February 20, 2019, vest annually in three installments. The first installment of 33% vested on February 20, 2020, the second installment of 33% vested on February 20, 2021, and the third installment of 34% will vest on February 20, 2022.

(9)

The Book Value RSUs granted to our NEOs on February 13, 2020, cliff vest at the end of the three-year performance period, which commenced on January 1, 2020, but only if the Company has met certain per share book value targets as of December 31, 2022. The number of Book Value RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(10)

The TSR RSUs granted to our NEOs on February 13, 2020, cliff vest at the end of the three-year performance period, which runs from January 1, 2020 through December 31, 2022, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(11)

The Time Vesting RSUs granted to our NEOs on February 13, 2020, vest annually in three installments. The first installment of 33% vested on February 13, 2021, the second installment of 33% will vest on February 13, 2022, and the third installment of 34% will vest on February 13, 2023.

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(12)

The Time Vesting RSUs granted to Mr. Udvar-Házy on February 20, 2019 in lieu of his cash bonus cliff vested on February 20, 2021 and were released. The number of RSUs granted are equal to the dollar amount of Mr. Udvar-Házy’s 2018 cash bonus divided by the closing price of our common stock on the date of grant.

(13)

The Time Vesting RSUs granted to Mr. Udvar-Házy on February 13, 2020 in lieu of his cash bonus will cliff vest on February 13, 2022. The number of RSUs granted are equal to the dollar amount of Mr. Udvar-Házy’s 2019 cash bonus divided by the closing price of our common stock on the date of grant.

Option Exercises and Stock Vested

The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2020.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
Mr. Plueger	—	—	101,516	3,077,325
Mr. Udvar-Házy	186,653	2,559,713	64,757	2,925,898
Mr. Chen	110,000	1,290,800	23,466	1,059,985
Mr. Levy	—	—	20,571	929,362
Mr. Willis	—	—	14,333	647,109

(1)

The “Value Realized on Exercise” represents the difference between the closing price of our Class A Common Stock on the New York Stock Exchange on the exercise date and the stock option exercise price multiplied by the number of stock options exercised.

(2)	Shares acquired were from awards made in 2017, 2018 and 2019.

(3)	The “Value Realized on Vesting” represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the vesting date.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

Employment Agreements

Our Company does not have any employment agreements with its NEOs. However. the Company has entered into a dual employment assignment with Mr. Chen, Executive Vice President and Managing Director, Asia of the Company, in connection with a new office in Hong Kong it established in early 2019 to better serve its customers in the region. Pursuant to this dual assignment, Mr. Chen continues in this role as an employee of the Company. Mr. Chen also is an employee of Air Lease Corporation Hong Kong Limited, a wholly-owned subsidiary of the Company, (“ALC HK”), as its President and a Director. In connection with Mr. Chen’s assignment in Hong Kong, ALC HK has entered into an employment agreement with Mr. Chen, effective June 6, 2019, describing his employment with ALC HK (“HK Employment Agreement”).

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Employment Agreement and Other Arrangements with Mr. Chen

Mr. Chen’s HK Employment Agreement provides that ALC HK pays Mr. Chen a gross salary of $558,000 USD per annum (subject to Mandatory Provident Fund contribution deductions). This gross salary represents 60% of his annual base salary of $930,000 approved by the Company’s leadership development and compensation committee (“Annual Salary”). Under the HK Employment Agreement, ALC HK may terminate Mr. Chen’s employment with immediate effect at any time without notice or payment in lieu of notice if he: (a) commits any serious or persistent breach or non-observance of the terms and conditions of the employment agreement; (b) is guilty of gross misconduct or gross negligence in connection with or affecting the business or affairs of ALC HK or any associated company of ALK HK; (c) willfully disobeys a lawful and reasonable order; (d) is guilty of fraud or dishonesty; (e) is convicted of a criminal offense (other than a road traffic offence for which a non-custodial penalty is imposed); or (f) is otherwise justified to be dismissed summarily in accordance with section 9 of the Hong Kong Employment Ordinance. The HK Employment Agreement continues until either party terminates the agreement by giving the other party not less than two months prior written notice or payment of wages in lieu of two months’ prior written notice, subject to the terms of the agreement.

The Company has also entered into a letter agreement dated June 5, 2019, with Mr. Chen (the “Letter Agreement”) which confirms the terms of Mr. Chen’s compensation and other benefits with the Company while he provides services concurrently to the Company and ALC HK, including that (i) the Company will pay the remainder of Mr. Chen’s Annual Salary; (ii) Mr. Chen is eligible to participate in the Company’s annual performance-based incentive bonuses and long-term equity incentive awards; (iii) Mr. Chen is eligible for the Company’s other benefits and retirement program; and (iv) Mr. Chen is eligible to participate in the Company’s Executive Severance Plan, subject to applicable rules and conditions. Additionally, the Letter Agreement provides for certain assignment benefits, including payment of Mr. Chen’s housing costs and reimbursement of utility costs, if any, by the Company or ALC HK, as appropriate.

Mr. Chen has also entered into a tax equalization understanding with the Company as to his tax obligations under Hong Kong and US federal and state tax laws and pursuant to the tax equalization understanding, the Company has engaged the services of PricewaterhouseCoopers to assist Mr. Chen in meeting such tax obligations at the Company’s expense.

Other Employment Arrangements

In connection with Mr. Udvar-Házy becoming our Executive Chairman and Mr. Plueger becoming our Chief Executive Officer and President, the Company entered into Severance Agreements with each of these officers, effective July 1, 2016. As described in the discussion and tables below, Messrs. Udvar-Házy’s and Plueger’s Severance Agreements and the Executive Severance Plan that became effective February 22, 2017, as amended, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances, including following a change in control. Certain of our employee benefits plans, including our Amended and Restated 2010 Equity Incentive Plan and our 2014 Equity Incentive Plan and our NEOs’ award agreements under each of the plans, also provide for such benefits. Although an employee is entitled to severance benefits under any applicable Company agreement, an employee’s benefit under the Executive Severance Plan will be reduced by any other severance or termination payments received; currently the Executive Severance Plan provides the maximum severance or termination payments to be received.

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Severance Agreements with our Chief Executive Officer and President and our Executive Chairman

Severance Agreement with each of Mr. Plueger and Mr. Udvar-Házy.    The Severance Agreements between our Company and Mr. Plueger and Mr. Udvar-Házy were effective as of July 1, 2016, and terminate on the third anniversary of the effective date, July 1, 2019, (the “Term”), subject to automatic additional one-year extensions, unless terminated by either party with at least 90 days’ notice. The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements are substantially the same and, except with respect to the equity award provisions described below, each of the Severance Agreements provide for severance benefits that are substantially similar to the severance benefits previously provided for in each of Messrs. Udvar-Házy’s and Plueger’s employment agreements.

Termination Provisions under the Severance Agreements.    The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements relating to termination of employment are described below:

(i)    Termination without Cause or by the executive for Good Reason Other Than within 24 months of a Change in Control.    If the executive’s employment is terminated by us without Cause or by the executive for Good Reason (other than within 24 months of a change in control), as defined in his Severance Agreement and described below, he will be entitled to receive, subject in certain circumstances to delivering certain releases and/or agreements, the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual Company performance;
•	salary continuation, continued health coverage, and continued payment by us of the premiums for his group term life insurance policy until the second anniversary of the date of such termination;
•

two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination, payable in substantially equal installments over the two-year period following the termination of his employment; and

•	pro rata vesting based on actual Company performance for any then current performance periods for performance-based equity awards granted during the Term of the Severance Agreement.

(ii)    Termination without Cause or by executive for Good Reason within 24 months of a Change in Control.    If the termination described above is within 24 months of a Change in Control, as defined under the 2014 Equity Incentive Plan and any successor plan, subject in certain circumstances to delivering certain releases and/or agreements, he will be entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus;
•	a lump sum cash payment representing the costs of providing benefits under the group health plans in which he was participating at the time of termination of employment for a period of two years;
•	a lump sum cash payment of the premiums for his group term life insurance for a period of two years;

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•	full vesting at target level of performance for performance-based equity awards granted during the Term of the Severance Agreement; and
•

if any of the executive’s benefits are parachute payments, the executive will be entitled to (a) his benefits reduced so that no portion of such benefits is subject to excise tax or (b) his benefits without any such reduction, whichever is greater on an after-tax-basis.

(iii)    Termination due to disability or death.    If the executive’s employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. In addition, he will be entitled to receive the following:

•	a prorated annual bonus with respect to the calendar year in which such termination occurs; and
•	continued vesting based on actual Company performance for performance-based equity awards granted during the Term of the Severance Agreement.

(iv)    Termination for Cause or by executive without Good Reason.    If the executive’s employment is terminated for cause, or he terminates his employment without Good Reason, he will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment.

“Cause” is defined for the purposes of each Severance Agreement as (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties; or (iv) breach in any material respect of the terms and provisions of the Severance Agreement. The Severance Agreement provides that in the event of termination of the executive’s employment pursuant to clauses (iii) or (iv), the Company shall provide the executive with a notice of termination not more than 30 days following the occurrence of such event (or if later, the Company’s actual knowledge of such event). The executive may not be terminated for “Cause” unless such termination is approved by a vote of the majority of the entire Board of Directors (or such other vote required pursuant to the by-laws of the Company) at a meeting duly called and held at which the executive has the right to be present and be heard.

“Good Reason” under each Severance Agreement includes (i) the material reduction of the executive’s authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company or the failure to report directly to the Board of Directors; (ii) a reduction in his then current annual salary; or (iii) the relocation of his office more than 35 miles from his then current office location. The executive must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute “Good Reason”.

The executive will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under his Severance Agreement will be subject to offset in the event that the executive does mitigate.

Equity Award Arrangements

Messrs. Plueger and Udvar-Házy beginning annually in 2018 were each granted a Time-based RSU in each annual equity grant since 2018. These Time-based RSUs vest annually in three installments of 33%, 33% and 34%, respectively, on the anniversary of the date of grant; provided however, if either of their employment is terminated prior to vesting (i) without Cause or for Good Reason (as such terms are defined in the award agreement) within twenty-four months of a Change in Control (as such term is defined in the award agreement) or if their employment is terminated by reason of death or Disability (as

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such term is defined in the award agreement), the RSU will immediately vest in full or (ii) without Cause or for Good Reason outside of twenty-four months of a Change in Control prior to vesting, the RSU will pro rata vest through the date of termination.

Mr. Udvar-Házy was granted on February 20, 2019, February 13, 2020, and February 19, 2021 a stock bonus award in the form of Time-based RSUs (“Bonus RSUs”) in lieu of his 2018, 2019 and 2020 annual cash incentive, respectively. Each of these Bonus RSUs had a value on the grant date equal to the dollar amount of his cash incentive earned in 2018, 2019 and 2020, respectively. Mr. Udvar-Házy’s 2019 Bonus RSUs vested on February 20, 2021. Each of the 2020 and 2021 Bonus RSUs will cliff vest (100%) on the second anniversary of the date of grant, provided however, if Mr. Udvar-Házy’s employment is terminated prior to vesting (i) (a) without Cause or for Good Reason within twenty-four months of a Change in Control or (b) by reason of death or Disability or (c) by reason of retirement as approved by the leadership development and compensation committee, in writing, the RSU will immediately vest in full or (ii) without Cause or for Good Reason other than within twenty-four months of a Change in Control prior to vesting, the RSU will pro rata vest through the date of termination. All capitalized terms are defined in the award agreement.

Executive Severance Plan

The Board of Directors approved and adopted the Air Lease Corporation Executive Severance Plan (“Severance Plan”), effective as of February 22, 2017. Under the Severance Plan, Company employees who are vice presidents and above, who are designated by the leadership development and compensation committee (or persons appointed by the committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The leadership development and compensation committee has designated our executive and senior vice presidents as participants. The Chief Executive Officer and President and the Executive Chairman are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Severance Plan.

Termination without Cause by the Company Other Than within Twenty-Four Months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause, as defined in the Severance Plan, other than within twenty-four months of a Change in Control, as defined under the Company’s 2014 Equity Incentive Plan, the Covered Employee will be entitled to receive the following:

•

accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his or her employment (“Accrued Benefits”);

•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual performance;
•	immediate pro rata vesting of any outstanding deferred bonus awards granted under the Company’s Amended and Restated Deferred Bonus Plan (“Deferred Bonus Plan”);
•

an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) the average of the annual bonus payments received during the thirty-six month period immediately prior to the Covered Employee’s date of termination, multiplied by a multiplier of 1x for executive vice presidents and by a multiplier of .5x for senior vice presidents, payable in substantially equal installments over one year from the date of termination for executive officers and six months from the date of termination for senior vice presidents;

•	continued health coverage until one year from the date of termination for executive vice presidents and six months from the date of termination for senior vice presidents;

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•	pro rata vesting based on actual Company performance for any then current performance periods for outstanding performance-based equity awards; and
•	pro rata vesting through date of termination for outstanding time-based equity awards.

Termination without Cause or by the Covered Employee for Good Reason within 24 months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause or is terminated by a Covered Employee for Good Reason, as defined in the Severance Plan, within 24 months of a Change in Control, the Covered Employee will be entitled to receive the following:

•	Accrued Benefits;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	full vesting of any outstanding deferred bonus awards granted under the Company’s Deferred Bonus Plan;
•

a lump sum cash payment in an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) target annual bonus for the calendar year in which the termination occurs, multiplied by a multiplier of 2x for executive vice presidents and by a multiplier of 1x for senior vice presidents;

•

a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the Covered Employee was participating at the time of termination of employment for two years for executive vice presidents and one year for senior vice presidents;

•	full vesting at target level of performance for outstanding performance-based equity awards for any open performance periods; and
•	full vesting for outstanding time-based equity awards.

Termination due to disability or death.     If a Covered Employee’s employment is terminated due to disability or death, the Covered Employee or his or her estate or beneficiaries will be entitled to receive:

•	Accrued Benefits;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs;
•	continued vesting based on actual Company performance for outstanding performance-based equity awards; and
•	full vesting for outstanding time-based equity awards.

If any of the Covered Employee’s benefits are parachute payments, the Covered Employee will be entitled to (a) his or her benefits reduced so that no portion of such benefits is subject to excise tax or (b) his or her benefits without any such reduction, whichever is greater on an after-tax-basis.

The Board of Directors may amend, modify or terminate the Severance Plan at any time in its sole and exclusive discretion subject to certain limitations.

Potential Payments upon Termination or Change in Control

The following tables describe and quantify payments and benefits to which our NEOs would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2020. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Under the terms of the 2014 Equity Incentive Plan, a change in control generally means the first to occur of the following: (i) an acquisition by any person or group of beneficial ownership of 35% or more, on a fully diluted basis, of our outstanding shares of common stock or the combined voting power of our then

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outstanding voting securities entitled to vote generally in the election of directors, excluding any acquisition by the Company or any affiliate, any acquisition directly from the Company, any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate or any acquisition that complies with clauses (A), (B), and (C) of clause (iv); (ii) individuals who were members of our Board on the effective date, and directors whose election or nomination for election was approved by a vote of at least two-thirds of such incumbent directors, cease to constitute at least a majority of our board; (iii) our complete dissolution or liquidation; or (iv) the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction that requires the approval of our stockholders, unless immediately following any such transaction, (A) the majority of the total voting power of the surviving company (or parent corporation with voting power to elect a majority of the directors of the surviving company) is represented by our outstanding voting securities that were outstanding before the transaction and held by the holders thereof in substantially the same proportion as before the transaction, (B) no person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the parent company or, absent a parent company, the surviving company, and (C) at least two-thirds of the directors of the parent company (or surviving company) following such transaction were members of our board at the time of the board approval for such transaction.

Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his employment.

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$6,890,000	(a)	$600,000	(b)	$—	$9,000,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	1,153,868	(d)	2,233,985	(e)	—	2,233,985	(e)
Performance Vested RSUs	—	5,821,074	(f)	9,209,062	(g)	—	9,209,062	(g)
Benefits and perquisites
Term life insurance	—	13,554	(h)	—		—	13,554	(h)
Benefits	—	65,898	(i)	—		—	65,898	(i)
Total	$—	$13,944,394		$12,043,047		$—	$20,522,499

a)

Represents the aggregate of Mr. Plueger’s annual bonus for 2020 based on actual company performance, salary continuation at an annual rate of $1.0 million through December 31, 2022, and two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Plueger’s annual bonus for 2020 based on actual company performance.

(c)	Represents the aggregate of Mr. Plueger’s target annual bonus for 2020 and three times the sum of his base salary and target annual bonus for 2020.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018, February 2019, and February 2020.

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(e)	Represents full vesting for the time vested RSUs granted in February 2018, February 2019, and February 2020.

(f)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $2,161,296 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(g)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes full vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes full vesting. $2,161,296 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Plueger that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Plueger is $1 million.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2020.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$10,224,000	(a)	$864,000	(b)	$—	$14,040,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	4,095,657	(d)	8,381,699	(e)	—	8,381,699	(e)
Performance Vested RSUs	—	3,813,999	(f)	6,057,091	(g)	—	6,057,091	(g)
Benefits and perquisites
Term life insurance	—	11,300	(h)	—		—	11,300	(h)
Benefits	—	65,898	(i)	—		—	65,898	(i)
Total	$—	$18,210,854		$15,302,790		$—	$28,555,988

(a)

Represents the aggregate of Mr. Udvar-Házy’s annual bonus for 2020 based on actual company performance, salary continuation at an annual rate of $1.8 million through December 31, 2022, and two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination.

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(b)	Represents the amount of Mr. Udvar-Házy’s annual bonus for 2020 based on actual company performance.

(c)	Represents the aggregate of Mr. Udvar-Házy’s target annual bonus for 2020 and three times the sum of his base salary and target annual bonus for 2020.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018, February 2019, February 2020 and the Bonus RSUs granted in 2019 and 2020.

(e)

Represents full vesting for the time vested RSUs granted in February 2018, February 2019, February 2020 and the Bonus RSUs granted in 2019 and 2020. This full vesting for the Bonus RSUs would also apply in the event of a retirement as approved by the leadership development and compensation committee.

(f)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $1,410,004 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(g)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes full vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes full vesting. $1,410,004 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Udvar-Házy that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Udvar-Házy is $650,000.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2020.

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Post-employment and change in control payments—Mr. Chen

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,590,680	(a)	$372,000	(b)	$—	$4,650,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	295,610	(d)	562,668	(e)	—	562,668	(e)
Performance Vested RSUs		1,489,301	(f)	2,339,425	(g)	—	2,339,425	(g)
Benefits and perquisites							—
Term life insurance	—	—		—		—	—
Benefits	—	46,428	(h)	—		—	92,856	(i)
Outplacement	—	—		—		—	—
Total	$—	$4,422,019		$3,274,093		$—	$7,644,949

(a)	Represents the aggregate of Mr. Chen’s annual bonus for 2020 based on actual company performance, salary for 2020 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Chen’s annual bonus for 2020 based on actual company performance.

(c)	Represents the aggregate of Mr. Chen’s target annual bonus for 2020 and two times 2020 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018, February 2019, and February 2020.

(e)	Represents full vesting for the time vested RSUs granted in February 2018, February 2019, and February 2020.

(f)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $514,519 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(g)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes full vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes full

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vesting. $514,519 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2020.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2020.

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,331,200	(a)	$344,400	(b)	$—	$4,100,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	246,233	(d)	472,555	(e)	—	472,555	(e)
Performance Vested RSUs	—	1,244,775	(f)	1,958,027	(g)	—	1,958,027	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	46,428	(h)	—		—	92,856	(i)
Outplacement	—	—		—		—	—
Total	$—	$3,868,636		$2,774,982		$—	$6,623,438

(a)	Represents the aggregate of Mr. Levy’s annual bonus for 2020 based on actual company performance, salary for 2020 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Levy’s annual bonus for 2020 based on actual company performance.

(c)	Represents the aggregate of Mr. Levy’s target annual bonus for 2020 and two times 2020 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018, February 2019, and February 2020.

(e)	Represents full vesting for the time vested RSUs granted in February 2018, February 2019, and February 2020.

(f)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes

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pro-rata vesting. $457,919 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(g)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes full vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes full vesting. $457,919 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2020.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2020

Post-employment and change in control payments—Mr. Willis

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$1,889,026	(a)	$294,800	(b)	$—	$3,350,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	239,839	(d)	493,180	(e)	—	493,180	(e)
Performance Vested RSUs		1,162,456	(f)	1,951,740	(g)	—	1,951,740	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	46,428	(h)	—		—	92,856	(i)
Outplacement	—	—		—		—	—
Total	$—	$3,337,749		$2,739,720		$—	$5,887,776

(a)	Represents the aggregate of Mr. Willis’ annual bonus for 2020 based on actual company performance, salary for 2020 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Willis’ annual bonus for 2020 based on actual company performance.

(c)	Represents the aggregate of Mr. Willis’ target annual bonus for 2020 and two times 2020 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018, February 2019, and February 2020.

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(e)	Represents full vesting for the time vested RSUs granted in February 2018, February 2019, and February 2020.

(f)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $351,376 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(g)

With respect to the Book Value RSUs granted in February 2018 for which the performance period ends December 31, 2020, assumes vesting of 87% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2019 and February 2020, assumes full vesting. With respect to TSR RSUs granted in February 2018, assumes vesting of 50% of TSR RSUs based on our percentile ranking of 40% in the S&P MidCap 400 Index as of December 31, 2020. With respect to the other outstanding TSR RSUs, assumes full vesting. $351,376 of this value represents awards for which the performance period ended on December 31, 2020 and for which the underlying shares were released in February 2021.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2020.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2020.

2020 CEO Pay Ratio

The 2020 annual total compensation of the Company’s CEO was $5,995,814. The 2020 annual total compensation of the median employee (excluding the CEO) was $206,361. The ratio between the two amounts is 29:1.

The Company believes that the ratio of pay included above is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

To determine the pay ratio, we took the following steps: For 2020 we identified the median employee using our employee population consisting of 120 employees on December 31, 2020. We identified the median employee based on gross wages paid in 2020 as reported on form W-2. We did not make any assumptions, adjustments or estimates with respect to gross wages paid in 2020.

As required by SEC rules, after identifying our median employee, we calculated annual total compensation for both our median employee and our CEO using the same methodology that we used to determine our NEOs’ annual compensation for the Summary Compensation Table. This information is being provided for compliance purposes. Neither the leadership development and compensation committee nor management of the Company used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Audit-Related Matters

Audit Committee Report

The audit committee has reviewed and discussed the Company’s audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board, and by the audit committee’s charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2020, which was filed with the SEC on February 22, 2021.

Audit Committee

Matthew J. Hart, Chairman

Robert A. Milton

Ian M. Saines

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

Independent Auditor Fees and Services

KPMG LLP served as our independent registered public accounting firm in 2020 and 2019. Services provided by KPMG and related fees in each of those years were as follows:

	2020	2019
Audit Fees	$1,290,855	$1,268,400
Audit-Related Fees(1)	242,525	346,945
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,533,380	$1,615,345

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

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Auditor Services Pre-Approval Policy

Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

The audit committee approved all audit and audit-related services provided by KPMG during 2020 and 2019 in accordance with this policy.

Other Matters

General Information

When and where is the Annual Meeting being held?

The Annual Meeting will be held virtually, online via a live audio webcast on Wednesday, May 5, 2021 at 7:30 a.m., Pacific Time, at www.cesonlineservices.com/al21_vm. As described below, we believe that we have structured our virtual meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically at the meeting and ask questions in accordance with the rules of conduct for the meeting.

What is the purpose of this Proxy Statement?

The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information on how to attend the virtual meeting and to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement and the Notice of Annual Meeting are first being made available to stockholders on or about March 26, 2021.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials in the mail?

We provide certain of our stockholders access to our proxy materials, including this Proxy Statement and our 2020 Annual Report, on the internet as provided for in our Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a full set of printed proxy materials. Brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. If you receive a Notice by mail, you will not receive a printed copy of the proxy

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materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may vote over the internet or by telephone or mail. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. If you request printed materials by mail, these printed proxy materials also include the voting instruction form for the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock entitled to vote at the Annual Meeting must be present or represented at the Annual Meeting. This is called a quorum. Your shares will be counted for purposes of determining whether a quorum is present if (a) you are entitled to vote and you are present at the Annual Meeting or (b) you have properly voted by proxy online, by phone or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Who may attend and vote at the Annual Meeting?

Stockholders of record of the 114,090,862 shares of our Class A Common Stock issued and outstanding at the close of business on March 9, 2021, which is the record date for the Annual Meeting (the “Record Date”), are entitled to attend the Annual Meeting and to one vote on each matter voted upon at the Annual Meeting for each share held. Stockholders of record of our Class A Common Stock and “beneficial owners of shares held in street name” as of the record date can attend and vote using the methods described below under “ How do I pre-register to attend and vote at the Annual Meeting?” There is no cumulative voting. A list of stockholders of record will be available at www.cesonlineservices.com/al21_vm during the Annual Meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting.

What happens if I experience technical difficulties during the Annual Meeting?

If you have difficulty accessing the meeting, please follow the instructions contained in the reminder email you will receive the evening before the meeting. We will have technicians available to assist you.

What happens if the Company experiences technical difficulties during the Annual Meeting?

If we experience technical difficulties at the meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the Annual Meeting to a later date and will provide notice of the date and time of such adjourned meeting at the website listed above.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” of the shares with respect to those shares, and the proxy materials were made available directly to you by the Company.

If your shares are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record (a “custodian”), then you are considered the “beneficial owner” of the shares, and the shares are considered to be held in “street name”. As a beneficial owner, the proxy materials were made available to you by the organization holding your shares and you have the right to instruct your broker, bank, trustee or nominee how to vote your shares. Your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions.

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How do I pre-register to attend the Annual Meeting?

Attendance at the Meeting:

You must pre-register by 7:30 a.m. Pacific Time on Tuesday, May 4, 2021 to attend the meeting, as follows:

Stockholder of Record: You may register to attend the Annual Meeting virtual webcast by visiting www.cesonlineservices.com/al21_vm and following the instructions or emailing proof of your ownership of our Class A Common Stock as of the Record Date to ALRegister@Proxy-Agent.com. Your proof of ownership may include a copy of your proxy card received from the Company or a statement showing your ownership of shares of our Class A Common Stock as of the Record Date. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 7:30 a.m. Pacific Time on Tuesday, May 4, 2021.

Beneficial Owner of Shares: If your shares of our Class A Common Stock are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record, as of the Record Date, you may register to attend the Annual Meeting by visiting www.cesonlineservices.com/al21_vm and following the instructions or emailing ALRegister@Proxy-Agent.com and attaching the evidence that you beneficially owned shares of our Class A Common Stock as of the Record Date, which evidence may consist of a copy of the voting instruction form provided by your broker, bank, financial institution or other nominee or intermediary, an account statement, or a letter or legal proxy from such custodian. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 7:30 a.m. Pacific Time on Tuesday, May 4, 2021.

Questions on how to Pre-Register: If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor: D.F. King & Co, Inc., toll free at (800) 820-2416 for assistance.

You may log in 15 minutes before the start of the Annual Meeting. Stockholders are encouraged to log into the online webcast prior to the start of the Annual Meeting to provide time to test their internet-connected device’s connectivity and audio system and to download the required software, if needed.

The Confirmation and Reminder emails that are sent to those that pre-register contain a “System Test” link and an “FAQ” link with support information if technical support is needed.

How do I cast my vote?

Stockholders of Record:

Stockholders of record may vote (i) by filling out and signing the proxy card that was included with this Proxy Statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the proxy card, or (iii) online at the internet voting website provided on the proxy card by 11:59 p.m. Pacific Time on May 4, 2021. Stockholders of record may also vote online during the Annual Meeting as provided below.

Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit a proxy using any of the methods described above. If you later decide to attend the Annual Meeting via the online webcast and vote, that vote will automatically revoke any previously submitted proxy.

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Beneficial Owner of Shares:

If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the Annual Meeting will need to obtain a legal proxy from the organization that holds their shares giving them the right to vote their shares at the Annual Meeting and by presenting it with their online ballot before the closing of the polls.

We urge you to promptly give voting instructions to your custodian by using the instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name by electronic ballot at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting as described below.

How do I vote in the Annual Meeting webcast?

If you plan to attend the Annual Meeting via the online webcast and wish to vote, you will have access to an electronic ballot on the Annual Meeting virtual webcast site.

Stockholder of Record: If you were a stockholder of record as of the Record Date and have successfully registered to attend the Annual Meeting, then you may vote at the Annual Meeting by clicking on the “Stockholder Ballot” link on the Annual Meeting Webcast site, completing the electronic ballot and clicking “Sign and Submit” to send your completed ballot directly to the Inspector of Election before the polls are closed at the Annual Meeting.

Beneficial Owner of Shares: If you were a beneficial owner of shares held in street name as of the Record Date and intend to vote at the Annual Meeting, you must request a legal proxy from your broker, bank, or other nominee, and save it as a PDF, or image file format, in order to upload a copy with your electronic ballot during the Annual Meeting. If you do not request a legal proxy prior to the Annual Meeting, or your broker, bank or nominee fails to provide you with a legal proxy, then you will not be able to vote or change your previously submitted vote at the Annual Meeting. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to request a legal proxy as far in advance as possible.

If you were a beneficial owner of shares as of the Record Date, and have successfully registered to attend the virtual Annual Meeting, then you may vote at the Annual Meeting by clicking on the “Stockholder Ballot” link on the Annual Meeting virtual webcast site, completing the electronic ballot, uploading your legal proxy or other evidence of authority to vote, and clicking “Sign and Submit” to have your completed ballot sent directly to the Inspector of Election before the polls are closed at the Annual Meeting.

The voting instruction form you may have received in connection with the Annual Meeting is not a legal proxy. If you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the Annual Meeting.

Questions on how to vote: If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor D.F. King & Co, Inc., toll free at (800) 820-2416 for assistance.

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How can I change my vote?

Your proxy is revocable. The procedure you must follow to revote your proxy depends on how you hold your shares.

Stockholders of record can revoke and change a prior proxy vote by submitting a later-dated proxy online, by phone or by mail or by voting during the Annual Meeting as described above. Stockholders of record may also send a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 4, 2021. Only your latest proxy card or voting instruction form received in accordance with the requirements above will be counted. Your attendance at the Annual Meeting will not by itself revoke your proxy.

If you are a beneficial owner, you will need to contact the organization that holds your shares to obtain instructions on how to change your vote. As noted above, if you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the Annual Meeting as described above.

Who are the proxies?

The named proxies for the Annual Meeting are Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy and they will follow all properly submitted voting instructions.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and do not direct on a properly submitted proxy how your shares are to be voted on any item of business, the proxies named above will vote your shares on those items of business as the Board of Directors recommends and will vote in their judgment on any other matters properly presented at the Annual Meeting. We do not know of any other business that may come before the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in their discretion on “routine matters” but cannot vote your shares on “non-routine” matters. Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm) is considered a routine matter. All other proposals to be voted on at the Annual Meeting are considered “non-routine.” Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. See below under “What is a broker non-vote?” for additional information.

What is a broker non-vote?

A broker non-vote occurs when an organization that holds the shares of a beneficial owner does not receive voting instructions from the beneficial owner on how to vote the shares on a non-routine matter at the Annual Meeting and the organization does not have discretionary authority under applicable rules to vote on such proposals. At the Annual Meeting, we understand that organizations have discretionary authority to vote only on Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm). If your broker exercises this discretion, your shares will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

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What are the votes required to approve the proposals?

Election of Directors.    A director nominee will be elected to the Board of Directors by a majority of the votes cast, meaning the votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting pursuant to the Company’s bylaws. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

Ratification of Appointment of KPMG as our Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “AGAINST” the proposal.

Advisory Vote to Approve Named Executive Officer Compensation.    With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required for the advisory approval. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

Are there any dissenters’ rights available?

There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

How to Ask Questions at the Annual Meeting?

Stockholders or their proxy holders that have accessed the Annual Meeting may submit questions during the Annual Meeting that are pertinent to the Company and the items being brought before a vote at the Annual Meeting, as time permits and in accordance with our Rules of Procedure for the Annual Meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting website by typing your question in the designated spot on the website and clicking” Submit”.

Who is paying the costs of soliciting proxies?

The Company is paying the costs of soliciting proxies on behalf of the Board of Directors. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have hired D.F. King & Co., Inc., a professional advisory firm, to assist us in proxy solicitation. We will pay D.F. King & Co., Inc. $11,500 plus reimbursement of out-of-pocket expenses.

Who will serve as the inspector of the election?

We have engaged First Coast Results, Inc. to count the votes and act as an independent inspector of the election. In the event that First Coast Results, Inc. is unable to act as independent inspector of the election, our Corporate Secretary will act in such role.

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Ownership of Air Lease Corporation Class A Common Stock

The following table sets forth information as of March 9, 2021, except as noted below, regarding the beneficial ownership of our Class A Common Stock by:

•	each person known by us to beneficially own more than five percent of our Class A Common Stock;

•	each of our named executive officers;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to RSUs held by that person which will vest within 60 days of March 9, 2021, are deemed to be outstanding. The shares subject to RSUs are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 114,090,862 shares of our Class A Common Stock outstanding as of March 9, 2021. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067.

	Class A Common Stock
Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
Capital International Investors (1)	12,553,585	11.0%
The WindAcre Partnership LLC (2)	10,990,000	9.6%
The Vanguard Group (3)	9,225,590	8.1%
BlackRock, Inc. (4)	6,117,267	5.4%
Dimensional Fund Advisors LP (5)	5,789,853	5.1%

Named Executive Officers, Directors and Nominees
John L. Plueger (6)	721,265	*
Steven F. Udvar-Házy (7)	5,610,473	4.92%
Jie Chen (8)	253,835	*
Grant A. Levy (9)	154,151	*
Gregory B. Willis	55,151	*
Matthew J. Hart (10)	45,692	*
Cheryl Gordon Krongard (11)	42,712	*
Marshall O. Larsen (12)	35,444	*
Susan McCaw (13)	15,028
Robert A. Milton (10)	45,692	*
Ian M. Saines (12)	37,706	*

All executive officers, directors and nominees, as a group (15 persons) (14)	7,376,360	6.46%

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(1)

Based solely on a Schedule 13G/A filed with the SEC by Capital International Investors, a division of Capital Research and Management Company, on February 16, 2021. Capital International Investors is the beneficial owner of 12,553,585 shares of Class A Common Stock with sole voting power over 12,549,940 shares and sole dispositive power over 12,553,585 shares. The address of Capital International Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. The foregoing Schedule 13G/A reported information as of December 31, 2020.

(2)

Based solely on a Schedule 13G filed with the SEC on February 16, 2021 jointly by The WindAcre Partnership LLC (“WindAcre), whose address is 2200 Post Oak Blvd., Suite 1580, Houston, Texas 77056; The WindAcre Partnership Master Fund L.P. (“Master Fund”) whose address is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands and Snehal Rajnikant Amin. WindAcre serves as the investment manager of the Master Fund and Mr. Amin is the managing member and principal beneficial owner of WindAcre. The Master Fund directly owns 10,990,000 shares of Class A Common Stock with shared voting and investment power over these shares. The foregoing Schedule 13G reported information as of December 31, 2020.

(3)

Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2021. The Vanguard Group, as the parent holding company, is the beneficial owner of 9,225,590, shares of Class A Common Stock with shared voting power over 72,426 shares, sole dispositive power over 9,057,994 shares and shared dispositive power over 167,596 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing Schedule 13G/A reported information as of December 31, 2020.

(4)

Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. on February 2, 2021. BlackRock, Inc., as the parent holding company, is the beneficial owner of 6,117,267 shares of Class A Common Stock with sole voting power over 5,694,107 shares and sole dispositive power over 6,117,267 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The foregoing Schedule 13G reported information as of December 31, 2020.

(5)

Based solely on a Schedule 13G filed with the SEC by Dimensional Fund Advisors L.P. on February 16, 2021. Dimensional Fund Advisors L.P. is the beneficial owner of 5,789,853 shares of Class A Common Stock with sole voting power over 5,616,877 shares and sole dispositive power over 5,789,853 shares, The address of Dimensional Fund Advisors L.P. is 6300 Bee Cave Road, Building One, Austin, TX 78746. The foregoing Schedule 13G reported information as of December 31, 2020.

(6)

Consists of 720,265 shares of Class A Common Stock held by Mr. Plueger over which Mr. Plueger shares voting and investment power and 1,000 shares of Class A Common Stock held in the aggregate by Mr. Plueger’s children. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(7)

Consists of 1,142,424 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 329,134 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 102,000 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 36,000 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,705,000 and 1,199,558 shares of Class A Common Stock held directly by two trusts, respectively, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 5,400 shares of Class A Common Stock held by Mr. Udvar-Házy as custodian for his grandchildren and 90,957 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy’s wife and children. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of

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his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of the three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife disclaims beneficial ownership of the shares held by Emerald Financial LLC and his daughter disclaims beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of her respective pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(8)

Consists of 253,435 shares of Class A Common Stock held by Mr. Chen over which Mr. Chen shares voting and investment power and 400 shares of Class A Common Stock held by Mr. Chen for his child as custodian under the Uniform Gift to Minors Act.

(9)

Consists of 146,051 shares of Class A Common Stock held by Mr. Levy over which Mr. Levy shares voting and investment power and 8,100 shares of Class A Common Stock held in the aggregate by Mr. Levy’s children. Mr. Levy disclaims beneficial ownership of the shares held by his children, except to the extent of his pecuniary interest therein.

(10)	Includes 5,565 shares of Class A Common Stock underlying RSUs held by the director that vest within 60 days of March 9, 2021.

(11)	Includes 15,064 shares of Class A Common Stock underlying RSUs held by the director which are deemed to be beneficially owned on March 9, 2021, including the RSUs described in footnote (10) above.

(12)	Includes 22,506 shares of Class A Common Stock underlying RSUs held by the director which are deemed to be beneficially owned on March 9, 2021, including the RSUs described in footnote (10) above.

(13)	Includes 128 shares acquired through the reinvestment of dividends on shares of Class A Common Stock and the RSUs described in footnote (10) above.

(14)

Includes 6,773 shares of Class A Common Stock underlying RSUs held in the aggregate by non-employee directors which are deemed to be beneficially owned as of March 9, 2021. All directors, nominees and current executive officers have sole voting and investment power over 5,982,679 of these shares and shared voting and investment power over 1,393,681 of these shares.

*	Represents beneficial ownership of less than 1%.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Common Stock and other equity securities. Officers, directors and holders of greater than 10% of our Class A Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

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To our knowledge, based solely upon a review of the copies of such reports filed electronically with the SEC and/or written representations that no other reports were required to be filed during 2020, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were satisfied timely except for two purchases of shares of the Company’s Class A Common Stock by our director, Marshall O. Larsen that were not timely reported on two Form 4’s and one gift of shares of our Class A Common Stock by our Executive Chairman, Steven F. Udvar-Házy, that was not timely reported on a Form 5.

Stockholder Proposals and Director Nominations for our 2022 Annual Meeting of Stockholders

To be included in the proxy statement and form of proxy for our 2022 annual meeting of stockholders, we must receive no later than November 26, 2021 any stockholder proposal that a stockholder intends to be presented at the meeting.

Under our bylaws, written notice of nominations to the Board of Directors and any other business proposed by a stockholder of record that is not to be included in the proxy statement for the 2022 annual meeting of stockholders must be received by the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting (so long as the 2022 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 5, 2022 and February 4, 2022. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our bylaws and other applicable requirements, including conditions established by the SEC. SEC rules permit the Company’s management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering in a single envelope all of the Notices or a single copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Brokers with accountholders who are the Company’s stockholders may be “householding” our proxy materials. As a result, all of the Notices or a single copy of the proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or copy of the proxy statement and annual report, please notify your broker or notify us by writing to our principal executive offices at 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067, Attn: Corporate Secretary or by telephone at 1-310-553-0555. Stockholders who currently receive multiple copies of the Notices or copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

2021 Proxy Statement   |  Air Lease Corporation  |  77

AIR LEASE CORPORATION

2000 AVENUE OF THE STARS

SUITE 1000N

LOS ANGELES, CA 90067

VOTE BY INTERNET

www.fcrvote.com/airlease

Visit the Internet voting website at http://www.fcrvote.com/airlease. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 4, 2021.

VOTE BY PHONE - 1-866-402-3905

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-402-3905, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 4, 2021.

VOTE BY MAIL

Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card.

THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY AIR LEASE CORPORATION ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.AIRLEASECORP.COM

      TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIR LEASE CORPORATION
The Board of Directors recommends you vote “FOR” all Nominees, and “For” Proposals 2 and 3.
1. Elect eight Directors, each to serve for a one-year term.					For	Against	Abstain
	For	Against	Abstain	2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
Nominees:
1a. Matthew J. Hart	☐	☐	☐

1b. Cheryl Gordon Krongard	☐	☐	☐	3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
1c. Marshall O. Larsen	☐	☐	☐

1d. Susan McCaw	☐	☐	☐

1e. Robert A. Milton	☐	☐	☐

1f. John L. Plueger	☐	☐	☐

1g. Ian M. Saines	☐	☐	☐

1h. Steven F. Udvar-Házy	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

				Signature [PLEASE SIGN WITHIN BOX]			Date

				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 5, 2021:

The Notice and Proxy Statement and Annual Report are available online at http://www.airleasecorp.com

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AIR LEASE CORPORATION

PROXY FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 5, 2021

7:30 a.m., Pacific Daylight Time

To Be Held Virtually at www.cesonlineservices.com/al21_vm

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Receipt of the proxy materials for the 2021 Annual Meeting of Stockholders of Air Lease Corporation (the “Company”) is hereby acknowledged. The undersigned hereby appoints Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company that the undersigned would be entitled to cast if personally present at the 2021 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED AS TO ALL OF THE UNDERSIGNED’S SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 4, 2021.

Continued and to be signed on reverse side